Exhibit 10.28
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CONFIDENTIAL TREATMENT REQUESTED UNDER
17 C.F.R. SECTIONS 200.80(b)(4), 200.83 AND 230.24b-2.
[*****] INDICATES OMITTED MATERIAL THAT IS THE
SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST
FILED SEPARATELY WITH THE COMMISSION.
THE OMITTED MATERIAL HAS BEEN FILED
SEPARATELY WITH THE COMMISSION.
Google Products and Services Agreement
This Google Products and Services Agreement, including the “Master Agreement” immediately below and all “Riders” and Exhibits to the Riders (collectively referred to as the “Agreement”), is entered into by and between Google Inc., a Delaware corporation (“Google”), and Clearwire Communications LLC, a limited liability company formed under the laws of Delaware (“Customer”), and is effective as of November 28, 2008 (“Effective Date”).
Table of Contents:
Master Agreement
Rider A – [*****]
Rider B – Desktop Device – Google Desktop Applications
Rider C – Desktop Portal and Phone Portal – Google Hosted Communications Services
Rider D — Desktop Device and Phone Device – Other Google Hosted Services
Rider E – Desktop Portal – Google Maps
Rider F – Desktop Portal — Google Gadgets
Rider G – Phone Portal and Phone Device – Search, Advertising and Google Phone Applications
Rider H – [*****]
Rider I – Network Provisions
Rider J – Development and Cooperation
Rider K – Privacy and Data Protection
Master Agreement
1. Defined Terms. The following capitalized terms shall have the meanings set forth below. Capitalized terms used but not defined in this Master Agreement shall have the meanings stated in the Riders.
1.1. “Beta Features” are those features of Google’s products or services which are identified by Google as beta or unsupported in Google’s then current technical documentation. Beta Features are provided “as is” and any use thereof shall be undertaken solely at Customer’s own risk. Google reserves the right, in its sole discretion, to include or cease providing Beta Features as part of any products or services at any time. Beta Features shall be designated as such and use of Beta Features by Customer shall be optional. Google shall not apply Beta status to any product or features after such product or features have been made commercially available on a non-Beta basis under this Agreement. Google acknowledges and agrees that each of the Hosted Communication Services (as defined herein) are not deemed to be Beta Features as a whole; provided, that certain optional elements of the Hosted Communication Services may be designated as Beta Features if Customer is otherwise able to offer the Hosted Communication Services minus such optional elements without causing a material degradation of the functionality of the Hosted Communication Services. Notwithstanding the above, Google shall not implement any Beta Features on the Hosted Communications Services without Customer’s written approval. Notwithstanding anything to the contrary, Google agrees to use commercially reasonable efforts to inform Customer prior to the removal of any Beta Features which Customer has implemented.
1.2. “Brand Features” means the trade names, trademarks, service marks, logos, domain names, and other distinctive brand features of each party, respectively, as secured by such party from time to time.
1.3. “Customer Content” means any editorial, text, graphic, audiovisual, and other content that is provided to Subscribers (or other end users of Customer’s services or applications) that is not provided by Google.
1.4. “Customer Network” means the high speed 4G wireless communications network that Customer plans to build in the Territory.
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1.5. “Device(s)” means a device used by a Subscriber to access the Customer Network. A Device is either a Desktop Experience Device or a Phone Device. (a) “Desktop Experience Device(s)” (or “Desktop Device(s)”) is not a Phone Device and means fixed and mobile computing devices (such as WiMAX enabled PCs, mobile internet devices, and UMPs) that have a browser or a form-factor that allows Google to deliver an uncompromised Google product, service and/or advertising experience such that Google chooses to deliver a Google product, service and/or advertising experience that is similar to those of desktop and laptop computers. (b) “Phone Experience Device(s)” (or “Phone Device(s)”) means devices that have a browser or a form-factor that constrains the display and/or input of information such that Google deems it necessary to deliver a Google interface, content, or application (native or network) that is similar to those delivered to phone devices with the intent of delivering a better experience. For the avoidance of doubt, Google may choose to create client-side applications (including versions of Google Phone Applications) for, and/or choose to deliver client-side applications (including Google Phone Applications) to, devices that have been classified as Desktop Experience Device(s); provided, however, that doing so will not allow Google to change the classification of a Device that has previously been classified as a “Desktop Experience Device” to a Device classified as a “Phone Experience Device” without Customer’s consent.
1.6. “Google Application(s)” means the machine-readable binary code versions of the applications defined as “Google Application(s)” hereunder which are provided to Customer in connection with this Agreement, and any modifications or updates thereto that Google may make available hereunder from time to time in its sole discretion.
1.7. “Google Protocol” means Google’s then current protocol for accessing and implementing the Google products or services provided hereunder.
1.8. “Google Service(s)” means the services defined as “Google Service(s)” hereunder which are provided in connection with this Agreement.
1.9. “Intellectual Property Rights” means any and all rights existing from time to time under patent law, copyright law, semiconductor chip protection law, moral rights law, trade secret law, trademark law, unfair competition law, publicity rights law, privacy rights law, and any and all other proprietary rights, as well as, any and all applications, renewals, extensions, restorations and re-instatements thereof, now or hereafter in force and effect worldwide.
1.10. “Portal(s)” means either the “Desktop Portal” (the Customer-hosted website that loads by default when the default browser of a Desktop Device is opened (together with any alternative default start page operated by or on behalf of Customer for access to the Internet by Subscribers)) or the “Phone Portal” (the Customer-hosted website that loads by default when the default browser of a Phone Device is opened (together with any alternative default start page operated by or on behalf of Customer for access to the Internet by Subscribers)).
1.11. “Subscriber(s)” means individual human end users of the Customer Network accessing the Customer Network or Google products or services (as provided under this Agreement) via a Device by non-automated means, but excluding any users that have only an indirect relationship with Customer where Customer is acting as a wholesaler, reseller, agency, MVNO enabler, or other intermediary with a third party network provider.
1.12. “Territory” means the United States.
1.13. “Technically Feasible” means that a particular implementation does not (a) violate Customer’s generally applicable acceptable use policies, (b) result in significant complexity for use by Subscribers, (c) contradict Customer’s publicly stated commitment to simplicity for Subscribers, (d) cause material degradation to the Customer Network (other than degradation caused by bandwidth usage in the normal usage of the applicable Google product or service), or (e) require unreasonable support of Subscribers by Customer.
2. Term, Termination, Existing Agreements.
2.1. Term. The term of this Agreement begins on the Effective Date and ends on the [*****] of the Effective Date (the “Term”), unless earlier terminated as provided herein.
2.2. Termination.
(a) General. Either party may suspend performance and/or terminate this Agreement, in whole or in part: (i) if the other party materially breaches any material term or condition of this Agreement and fails to cure such breach within thirty (30) days after receiving written notice thereof; or (ii) if the other party becomes insolvent or makes any assignment for the
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benefit of creditors or similar transfer evidencing insolvency, or suffers or permits the commencement of any form of insolvency or receivership proceeding, or has any petition under bankruptcy law filed against it, which petition is not dismissed within sixty (60) days of such filing, or has a trustee, administrator or receiver appointed for its business or assets or any part thereof. Except as otherwise set forth in the Agreement, all Riders shall immediately terminate upon any termination of this Master Agreement, however termination of any Rider shall not impact any other Rider or this Master Agreement.
(b) Google Termination Rights. Google may terminate this Agreement, or the provision of any Google products and services hereunder, upon written notice: (i) immediately if Customer breaches Section 3.2 (Duty of Confidentiality) of the Master Agreement; (ii) if Customer breaches Section 4.3 (Brand Features; License Grant) of this Master Agreement and fails to cure such breach within [*****] business days of written notice; (iii) if Customer breaches the exclusivity provisions contained in the Riders and fails to cure such breach within [*****] business days of written notice; (iv) immediately if Customer is in material breach of the same provision of this Agreement more than [*****] times notwithstanding any cure of such breaches; (v) immediately if Google reasonably determines that it is commercially impractical to continue providing the Google products and services in light of a change in applicable laws and such change causes a material financial hardship to Google to continue providing the Google products and services, provided that Google may not use the termination rights in this clause unless Google no longer makes the relevant Google products and services available to similarly situated partners; or (vi) as otherwise provided in the Riders.
(c) Customer Termination Rights. Customer may terminate this Agreement, or the use of any Google products and services hereunder, upon written notice: (i) immediately if Google breaches Section 3.2 (Duty of Confidentiality) of the Master Agreement; (ii) if Google breaches Section 4.3 (Brand Features; License Grant) of this Master Agreement and fails to cure such breach within [*****] business days of written notice; (iii) immediately if Google is in material breach of the same provision of this Agreement more than [*****] times notwithstanding any cure of such breaches [*****]; or (iv) as otherwise provided in the Riders.
(d) Suspension and Termination in the Event of an Injunction. A party may suspend performance under this Agreement in whole or in part with immediate effect if, (i) as a result of a claim alleging facts that would constitute a breach of the other party’s representations and warranties made in Section 5 or (ii) due to the other party’s failure to comply with applicable laws, such party is obliged by final or temporary court order or magisterial decision to temporarily or permanently refrain from continuing to perform its obligations under this Agreement. The suspending party’s rights under clause (ii) of this provision shall become effective on the date of the court order or magisterial decision or on the date of the service of the order irrespective of the possibility of appeal. The suspending party shall use commercially reasonable efforts to notify other party of any suspension under this paragraph. If any suspension under this paragraph continues for more than ninety (90) days, either party may terminate this Agreement with immediate effect.
(e) [*****].
2.3. Rights upon Termination.
(a) Generally. Upon the expiration or termination of the Agreement for any reason: (i) all rights and licenses granted by each party to the other shall cease immediately, except for rights and licenses that survive pursuant to Section 6 of Rider C during the Wind-Down Period, (ii) each party shall promptly return to the other party, or destroy and certify the destruction of, all Confidential Information of the other party, provided however: (A) each party may retain Confidential Information of the other party for any period required by law or regulation and (B) each party is excused from returning or destroying Confidential Information if, after using commercially reasonable efforts, it is not be able to do so because such Confidential Information is not easily accessible or separable for return or deletion; provided that no right to the continued use of such Confidential Information shall be implied and (iii) each party’s rights to use the other party’s Brand Features, as permitted under the Agreement, shall cease immediately.
(b) Preloaded Google Application(s) Sell-Off Right. Notwithstanding the provisions of Section 2.3(a) above, for a period of [*****] following expiration or termination of this Agreement (“Sell-Off Period”), Customer shall have the right to distribute in accordance with the terms and conditions of this Agreement all Google Application(s) actually preloaded on the Customer’s Device inventory (as permitted in Rider B and Rider G) as of the date of expiration or termination of this Agreement (“Inventory”), and Customer shall have the right to use the Google Brand Features in accordance with this Agreement in connection with such Inventory (“Sell-Off Right”). Notwithstanding anything to the contrary, the Sell-Off Right shall not apply in the event that this Agreement (or any right granted hereunder) is suspended or terminated by Google pursuant to Section 2.2(b) of this Master Agreement.
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2.4. Non-exclusive Remedy. Termination or expiration of this Agreement, in part or in whole, shall not limit either party from pursuing other remedies available to it, nor shall either party be relieved of its obligation to pay all fees that are due and owing under this Agreement through the effective date of termination. Neither party shall be liable to the other for any damages resulting solely from termination as permitted herein.
2.5. Existing Agreements. The Google Services Agreement and Order Form between Google and Clearmedia, Inc. (with an effective date of January 1, 2008), Google Apps Partner Edition Agreement between Google and Clearwire US LLC (with an effective date of January 1, 2008), and the Google Services Agreement and Order Form between Google and Sprint/United Management Company (with an effective date of July 25, 2007) are, as of the Effective Date of this Agreement, hereby terminated and replaced by this Agreement. The Order Form (Google Maps for Enterprise Products and Services) and accompanying Google Maps for Enterprise Purchase Agreement between Clearwire Corporation and Google (with an effective date of March 27, 2007) is, as of the Effective Date of this Agreement, hereby terminated. The parties agree to execute (or obtain the cooperation of the relevant other parties to execute) any addition documentation necessary to formally effect the termination of these other agreements as contemplated by this paragraph. The parties agree to use commercially reasonable efforts to assist Clearwire US LLC, Sprint/United Management Company, and Customer in transitioning the end user accounts of the Google Hosted Communication Services under the prior agreements over to the Hosted Communication Services under this Agreement.
3. Confidentiality; PR.
3.1. Confidentiality. “Confidential Information” is information disclosed by one party (“disclosing party”) to the other party (“receiving party”) under this Agreement that is marked as confidential or would normally under the circumstances be considered confidential information of the disclosing party. This Agreement imposes no obligation upon a receiving party with respect to Confidential Information that: (i) is known at the time of the disclosing party’s disclosure thereof to the receiving party; (ii) is, or becomes, publicly known, through no fault of the receiving party subsequent to the time of the disclosing party’s disclosure thereof to the receiving party; (iii) is developed by the receiving party independently of, and without use of, the Confidential Information; (iv) is rightfully obtained by the receiving party from third parties authorized to make such disclosure without restriction; (v) is identified in writing by the disclosing party as no longer proprietary or confidential; or (vi) is required to be disclosed by law, regulation, or court order after giving reasonable notice to the disclosing party.
3.2. Duty of Confidentiality. The receiving party shall not disclose the disclosing party’s Confidential Information to any third party other than to the receiving party’s employees, agents, professional services advisors, and affiliates who need to know it and who have agreed in writing to keep it confidential. Those people and entities may use Confidential Information only to exercise rights and fulfill obligations under this Agreement. A receiving party will use the same degree of care, but no less than a reasonable degree of care, as the receiving party uses with respect to its own information of a similar nature to protect the Confidential Information and to prevent: (a) any use of Confidential Information in violation of this Agreement and (b) communication of Confidential Information to any unauthorized third parties. Both parties shall also comply with Rider K (Privacy and Data Protection).
3.3. PR. Neither party will issue any public announcement regarding the existence or content of this Agreement without the other party’s prior written approval.
4. Ownership; License Grants.
4.1. Google Rights. As between Customer and Google, Google shall retain all right, title and interest, including without limitation all Intellectual Property Rights, relating to the Google products and services (and any derivative works or enhancements thereof developed by Google or on behalf of Google by a third party), including but not limited to, all software, technology, information, content, materials, guidelines, documentation, and the Google Applications, Google Services and the Google Protocol. Title, ownership rights, and Intellectual Property Rights in and to the content accessed through the Google products and services are the property of the applicable content owner and may be protected by applicable copyright or other law. Customer shall not acquire any right, title, or interest therein, except for the limited use rights expressly set forth in the Agreement. Any rights not expressly granted herein are deemed withheld.
4.2. Customer Rights. As between Customer and Google, Customer shall retain all right, title and interest, including without limitation all Intellectual Property Rights, relating to the Customer Content, the Customer Network, the Portals and to any Site applications and features developed by Customer or on behalf of Customer by third parties, including but not limited to all software, technology, information, content, materials, guidelines, and documentation. Google shall not acquire
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any right, title or interest in or to such Customer Content, Customer Network, the Portals, any Sites or applications or features. Notwithstanding anything to the contrary in the Agreement, Customer and/or its licensors shall retain all right, title and interest, including without limitation all Intellectual Property Rights related to any and all enhancements, features, applications, add-ons, gadgets, and other developments which are developed by Customer and/or its licensors or contracted third party developers using the Hosted Services APIs; provided that this sentence shall not be interpreted to grant any rights to Customer in the Google products or services or the Hosted Services APIs. Any rights not expressly granted herein are deemed withheld.
4.3. Brand Features; License Grant.
(a) Brand Features. Each party shall own all right, title and interest, including without limitation all Intellectual Property Rights, relating to its Brand Features. Some, but not all examples of Google Brand Features are located at: http://www.google.com/permissions/trademarks.html (or such other URLs Google may provide from time to time). Except to the limited extent expressly provided in this Agreement, neither party grants, and the other party shall not acquire, any right, title or interest (including, without limitation, any implied license) in or to any Brand Features of the first party; and all rights not expressly granted herein are deemed withheld. All use by Google of Customer Brand Features (including any goodwill associated therewith) shall inure to the benefit of Customer and all use by Customer of Google Brand Features (including any goodwill associated therewith) shall inure to the benefit of Google. During the Term, no party shall challenge or assist others to challenge the Brand Features of the other party (except to protect such party’s rights with respect to its own Brand Features) or the registration thereof by the other party, nor shall either party attempt to register any Brand Features or domain names that are confusingly similar to those of the other party.
(b) License to Google Brand Features. Subject to the terms and conditions of this Agreement and Google’s prior written approval, Google grants to Customer a limited, nonexclusive and nonsublicensable license during the Term to display those Google Brand Features (i) expressly authorized for use in this Agreement solely for the purposes expressly set forth herein or (ii) as otherwise approved by Google. Notwithstanding anything to the contrary, Google may reasonably revoke the license granted herein to use Google’s Brand Features upon providing Customer with written notice thereof and a reasonable period of time to cease such usage. Furthermore, in its use of any Google Brand Feature, Customer agrees to adhere to Google’s then current Brand Feature use guidelines, which may be found at the following URL: http://www.google.com/permissions/guidelines.html and Google Mobile Branding Guidelines at http://www.google.com/wssynd/mobile_guidelines.html (or such other URLs Google may provide from time to time).
(c) License to Customer Brand Features. Subject to the terms and conditions of this Agreement, Customer grants to Google a limited, nonexclusive and nonsublicensable license during the Term to display those Customer Brand Features (i) expressly authorized for use in this Agreement solely for the purposes expressly set forth herein or (ii) or as otherwise approved by Customer. Furthermore, in its use of any Customer Brand Feature, Google agrees to adhere to Customer’s then current Brand Feature use guidelines, if Google is notified of the existence of such Brand Feature use guidelines in writing. Notwithstanding anything to the contrary, in the event Google materially fails to comply with Customer’s Brand Feature use guidelines and Google fails to correct such improper usage within three (3) days after Customer provides written notice of the improper usage, Customer may revoke the license granted herein to use Customer’s Brand Features upon providing Google with written notice thereof.
5. Representations, Warranties and Disclaimer. Each party represents and warrants that it has full power and authority to enter into the Agreement and that the execution and delivery of this Agreement, and the performance of its obligations hereunder, shall not constitute a breach or default of or otherwise violate any agreement to which either party is a party on the Effective Date. Except for the covenants in any of the applicable Riders, Google does not warrant that the Google products and services shall meet all of Customer’s requirements or that performance of the Google products and services shall be uninterrupted, virus-free, secure or error-free. Except as expressly provided for herein, NEITHER PARTY MAKES ANY OTHER WARRANTY OF ANY KIND, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR USE AND NONINFRINGEMENT.
6. Indemnification.
6.1. Google Indemnity. (a) Google will indemnify, defend, and hold harmless Customer and its respective directors, officers, agents, employees (collectively, “Customer Indemnitees”) from any third party lawsuit or proceeding brought against a Customer Indemnitee based upon or otherwise arising out of [*****]. (b) Notwithstanding the foregoing, in no event shall Google have any obligations or liability under this Section to the extent arising from: [*****]. (c) To the extent that Google reasonably believes that any of the Google Applications and Google Services infringe the Intellectual Property
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Rights of any third party, Google will use commercially reasonable efforts to (i) replace the Google Applications and Google Services with substantially equivalent services; (ii) modify the Google Applications and Google Services so that they become non-infringing; or (iii) obtain all necessary licenses to permit Customer to continue using the Google Applications and Google Services as contemplated hereunder at no additional cost to Customer. If Google can not accomplish the foregoing after using commercially reasonable efforts, Google reserves the right to terminate, upon written notice to Customer, Customer’s continued use of any Google Applications and Google Services which are alleged or reasonably believed by Google to infringe but only to the extent necessary to avoid any applicable infringement. [*****].
6.2. Customer Indemnity. (a) Customer will indemnify, defend and hold harmless, Google and its respective directors, officers, agents, employees (collectively, “Google Indemnitees”) from any third party lawsuit or proceeding brought against a Google Indemnitee based upon or otherwise arising out of [*****]. (b) Notwithstanding the foregoing, in no event shall Customer have any obligations or liability under this Section to the extent arising from: [*****]. (c) To the extent that Customer reasonably believes that any of the Sites or Portals infringe the Intellectual Property Rights of any third party, Customer shall use commercially reasonable efforts to (i) modify the Sites and Portals so that they become non-infringing or (ii) obtain all necessary licenses to permit Customer to continue using the Google products and services as contemplated hereunder at no additional cost to Google. If Customer can not accomplish the foregoing after using commercially reasonable efforts, nothing in this Agreement shall be interpreted to prevent Customer from suspending or ceasing to provide the Sites or Portals or a portion of the Sites or Portals to Subscribers as necessary to mitigate such infringement (which would have a secondary effect on the provision of Google products and services). Notwithstanding anything to the contrary, any such suspension or cessation shall not be deemed a breach of any provision of this Agreement. For avoidance of doubt, the previous two sentences shall not be interpreted to modify or narrow the Customer’s exclusivity obligations in the Riders.
6.3. General. (a) Indemnification provided under Sections 6.1 and 6.2 shall be limited to (i) payment by the indemnifying party (“Indemnitor”) of all damages and costs finally awarded for such claim, (ii) all interim damages and costs that a court may require Indemnitee to pay for such claim, (iii) settlement costs approved in writing by the Indemnitor, and (iv) costs incurred by the Indemnitor (including attorney fees) in the defense of the claim. (b) The foregoing obligations shall exist only to the extent not prejudiced by any failure of the party seeking indemnification (“Indemnitee”) to: (i) promptly notify the Indemnitor of such claim, (ii) provide the Indemnitor with reasonable information, assistance and cooperation in defending the lawsuit or proceeding, and (iii) give the Indemnitor full control and sole authority over the defense and settlement of such claim; provided, however, that Indemnitor may not settle any claim to the extent there is any acknowledgement of fault of Indemnitee without Indemnitee’s written consent, such written consent not to be unreasonably withheld or delayed. (c) As part of providing the reasonable information, assistance and cooperation described in (ii), the Indemnitee shall not be required to incur costs to an outside vendor, unless the Indemnitor agrees to reimburse Indemnitee for such costs. The Indemnitee may join in defense with counsel of its choice at its own expense. The Indemnitor shall only reimburse the Indemnitee for expenses incurred by the Indemnitee with the Indemnitor’s prior written approval. Notwithstanding the foregoing, if the Indemnitor declines to assume full control over the defense and settlement of such claim, then Indemnitor shall also be responsible for reasonable attorney fees incurred by the Indemnitee in the defense and settlement of the claim. SECTION 6 STATES THE PARTIES’ ENTIRE LIABILITY AND EXCLUSIVE REMEDY WITH RESPECT TO INFRINGEMENT OF A THIRD PARTY’S INTELLECTUAL PROPERTY RIGHTS AS SET FORTH ABOVE.
7. Limitation of Liability.
7.1. Limitation. SUBJECT TO SECTION 7.2, NEITHER PARTY SHALL BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES, INCLUDING BUT NOT LIMITED TO DAMAGES FOR LOST PROFITS, LOST REVENUE OR COSTS OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES, HOWEVER CAUSED AND UNDER ANY THEORY OF LIABILITY, INCLUDING BUT NOT LIMITED TO CONTRACT OR TORT (INCLUDING PRODUCTS LIABILITY, STRICT LIABILITY AND NEGLIGENCE), AND WHETHER OR NOT SUCH PARTY WAS OR SHOULD HAVE BEEN AWARE OR ADVISED OF THE POSSIBILITY OF SUCH DAMAGE AND NOTWITHSTANDING THE FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY STATED HEREIN. SUBJECT TO SECTION 7.2, IN NO EVENT SHALL EITHER PARTY’S LIABILITY FOR ANY CLAIM ARISING OUT OF THIS AGREEMENT (WHEN AGGREGATED WITH THAT PARTY’S LIABILITY FOR ALL OTHER CLAIMS ARISING OUT OF THIS AGREEMENT) EXCEED [*****].
7.2. Exclusions from Limitations. Unless and then only to the extent this Agreement expressly states otherwise, nothing in this Agreement shall exclude or limit either party’s liability for: (a) breaches of the exclusivity obligations contained in Section 16 of Rider A, Section 5.3 of Rider C, Section 3 of Rider D, Section 3 of Rider E, and Section 6.1 of Rider G, provided that in no event will Customer’s liability for breaches of these exclusivity obligations collectively exceed [*****]; (b)
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breaches of any confidentiality obligations contained in this Agreement; (c) infringement or misappropriation of the other party’s Intellectual Property Rights; (d) Customer’s breach of Section 3.5 (Subscriber License Agreement) of Rider C or Section 4.5(d) of Rider G); and (e) any amounts payable to third parties pursuant to the parties’ indemnification obligations hereunder; provided, however, [*****]; provided further, [*****].
7.3. Allocation of Risk. The parties agree that the mutual agreements made in this Section 7 reflect a reasonable allocation of risk, and that each party would not enter into the Agreement without these limitations on liability.
8. Taxes and Other Charges. All payments under the Agreement are exclusive of taxes imposed by any governmental entity. Each party shall pay any applicable taxes, including sales, use, personal property, value-added, excise, customs fees, import duties or stamp duties or other taxes and duties imposed by governmental entities of whatever kind and imposed with respect to the transactions for services provided under the Agreement, including penalties and interest, but specifically excluding taxes based upon the other party’s net income. When either party has the legal obligation to collect any applicable taxes, the appropriate amount shall be invoiced to and paid by the other party “net thirty (30) days” from the date of invoice or other notification. Each party shall promptly provide the other party with such documentation as may be required by the applicable governmental entity in order for the other party to process payments hereunder (including, without limitation, a valid certificate of Customer’s or Google’s (as applicable) exemption from obligation to pay taxes as authorized by the appropriate governmental entity), and either party may withhold any payments required to be made hereunder until the other party has provided such documentation. Each party shall promptly provide the other party with original or certified copies of all tax payments or other sufficient evidence of tax payments at the time such payments are made by Customer or Google, as applicable, pursuant to the Agreement. [*****].
9. Miscellaneous.
9.1. Compliance with Laws. Each party shall comply with all laws, rules and regulations, if any, applicable to it in connection with the performance of its obligations under the Agreement.
9.2. Notices. All notices shall be in English and in writing and (a) if sent to Customer to the address of Customer’s corporate headquarters and (b) if sent to Google at 1600 Amphitheatre Parkway, Mountain View, CA 94043 or as otherwise provided in writing for such notice purposes; provided, however, that all invoices and payments shall be sent to the attention of Google Finance, all legal notices shall be sent to the attention of the Google Legal Department, and all other correspondence shall be sent to the attention of the account manager specified by Google. Notice shall be deemed given (i) upon receipt when delivered personally, or (ii) upon written verification of receipt from overnight courier, (iii) upon verification of receipt of registered or certified mail.
9.3. Assignment.
     (a) Generally. Neither party shall assign or otherwise transfer its rights or delegate its obligations under the Agreement, in whole or in part. Any attempted assignment, delegation or transfer in derogation hereof shall be null and void. For purposes of this sentence, an assignment shall be deemed to include, without limitation, any transaction or series of transactions in which another party or parties acquire the direct or indirect power to direct the management and policies of a party or its assets, whether by way of merger, consolidation, change of control, sale of all or substantially all of a party’s securities or assets, contract, management agreement or otherwise.
     (b) Google Permitted Assignment. Notwithstanding Section 9.3(a), Google may assign its rights or delegate its obligations under this Agreement, in whole or in part, without the consent of Customer, to a subsidiary of Google. Following an assignment by Google to a subsidiary of Google, Google shall not be relieved of and shall continue to be liable for all the obligations applicable to it hereunder, unless Customer provides written approval for the release of Google’s obligations, such approval not to be unreasonably withheld; provided, that the only basis for Customer to withhold such written approval shall be Customer’s reasonable belief that the subsidiary of Google is not sufficiently capitalized or does not have sufficient operational resources to fulfill the financial, indemnification, and other obligations under this Agreement.
     (c) Customer Permitted Assignment. Notwithstanding Section 9.3(a), Customer may assign this Agreement (in whole, but not in part) as part of a change of control (including by way of merger, reverse-triangular merger, consolidation, sale of stock, or sale of all or substantially all of its assets) without the consent of Google; provided, the assignee must deliver to Google a written instrument agreeing to be bound by all of the terms and conditions applicable to Customer; provided further, that if (i) the change of control involves a competitor of Google (as
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reasonably determined by Google), (ii) Google has a reasonable belief that the assignee is not sufficiently capitalized, or (iii) Google has a reasonable belief that the assignee does not have sufficient operational resources to fulfill the financial, indemnification, and other obligations under this Agreement, then Google may elect to terminate this Agreement without recourse or liability therefor.
9.4. Consultations. Before a party initiates legal action against the other arising from the Agreement (except to seek injunctive or equitable relief or to otherwise protect its Intellectual Property Rights), the matter in controversy shall first be referred to an officer of each party, who shall make good faith and reasonable efforts to resolve the matter.
9.5. Governing Law. The laws of New York, excluding New York’s choice of law rules, and applicable federal U.S. laws shall govern the Agreement. Each party agrees to submit to the personal and exclusive jurisdiction of the state and federal courts located in the Southern District of New York. The parties specifically exclude from application to the Agreement the United Nations Convention on Contracts for the International Sale of Goods and the Uniform Computer Information Transactions Act.
9.6. Equitable Relief. Either party may seek equitable relief, including temporary restraining orders or injunctions, in addition to all other remedies, available at law or under this Agreement.
9.7. Entire Agreement. The Agreement supersedes any other prior or collateral agreements, whether oral or written, with respect to the subject matter hereof. This Master Agreement and the Riders (and exhibits thereto), and any terms located at URLs referenced pursuant to the Agreement (which are all incorporated herein by reference), constitute the entire agreement with respect to the subject matter hereof, and any terms contained in any related purchase order(s) or other documents pertaining to the subject matter of the Agreement shall be null and void. In the event of conflict between the terms of this Agreement and the terms contained in any URLs referenced in this Agreement, this Agreement shall govern with respect to such conflict. In the event of conflict between the terms of this Master Agreement and the terms of the Riders, the Riders shall govern with respect to such conflict.
9.8. Amendments. Any amendments or modifications to the Agreement must be in writing, refer to the Agreement,; and be executed by an authorized representative of each party.
9.9. No Waiver. The failure to require performance of any provision shall not affect a party’s right to require performance at any time thereafter; nor shall waiver of a breach of any provision constitute a waiver of the provision itself.
9.10. Severability. If any provision is adjudged by a court of competent jurisdiction to be unenforceable, invalid or otherwise contrary to law, such provision shall be interpreted so as to best accomplish its intended objectives and the remaining provisions shall remain in full force and effect.
9.11. Survival. The following sections of this Master Agreement and the Riders shall survive any expiration or termination of this Agreement: Master Agreement – Sections 2.3, 2.4, 3, 4.1, 4.2, 4.3(a), 5 through 9; Rider B – Sections 3.2, Rider C – Section 6 (but only for the period described therein); Rider G – Section 4.2, and Rider K (to the extent described in Section 6 therein).
9.12. Independent Contractors. The parties hereto are and shall remain independent contractors and nothing herein shall be deemed to create any agency, partnership, or joint venture relationship between the parties. Neither party shall be deemed to be an employee or legal representative of the other nor shall either party have any right or authority to create any obligation on behalf of the other party.
9.13. No Third Party Beneficiaries or Obligors. The Agreement is not intended to benefit, nor shall it be deemed to give rise to, any rights in any third party. This Agreement is not intended to create any obligations on any third party, including, without limitation, (i) any third party for whom Customer is acting as a wholesaler, reseller, agency, MVNO enabler, or other intermediary with a third party network provider or (ii) any Customer equityholder or investor.
9.14. Force Majeure; Transmissions. Neither party shall be liable for failing or delaying performance of its obligations (except for the payment of money) resulting from any condition beyond its reasonable control, including but not limited to, governmental action, acts of terrorism, earthquake, fire, flood or other acts of God, power failures, and Internet disturbances; provided that such excusal from performance shall last only so long as such condition exists or so long as the excused party has had a reasonable opportunity to mitigate and/or eliminate the effect of such condition, whichever period is shorter. Except for the Hosted Communication Services or as otherwise provided in the Riders, Google shall not be responsible for receiving data, queries or requests directly from Subscribers or any other third party, for transmission of
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data between Customer’s (or any Subscriber’s) and Google’s network interface, or for displaying any applicable Results Set(s) to Subscribers.
9.15. Successors; Counterparts; Drafting; General. The Agreement (a) shall be binding on and inure to the benefit of each of the parties and their respective successors and assigns; (b) may be executed in counterparts, including facsimile counterparts, each of which shall be deemed an original and all of which when taken together shall constitute one and the same instrument; and (c) shall be construed as if both parties jointly wrote it.
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CLEARWIRE COMMUNICATIONS LLC		GOOGLE INC.

By:	/s/ Hope Cochran	By:	/s/ Jeff Shardell

Name: Hope Cochran		Name: Jeff Shardell

Title: Senior Vice President, Finance and Treasurer		Title: Director, Websearch & Syndication

Date: November 28, 2008		Date: November 19, 2008
[Signature page to the Google Products and Services Agreement]
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Rider A
[*****]
GENERAL For the purposes of this Rider:
1.1. “Above-the-fold” means that portion of an Internet browser that is visible to any Subscriber at a minimum resolution of 800 by 600 pixels without scrolling within the applicable Web page, as viewed through an Internet browser application considered among the top two (2) most widely used from time to time.
1.2. “Ads” or “Advertising Results” means advertisements served by Google hereunder.
1.3. “Client ID” means a unique alphanumeric code provided to and used by Customer as specified by Google for purposes of identifying each query or request. Google may assign and modify the number of Client IDs for each Google Service provided under this Rider from time to time. Customer shall use Client IDs as instructed by Google, and shall provide such information to Google as Google may reasonably request with respect to the use and application of any Client IDs.
1.4. “Customer Desktop Application” means any application, widget, plug-in, helper, component or other executable code that runs on user’s Desktop Device; examples of Customer Desktop Applications include those that provide instant messaging, chat, email, data, file viewing, media playing, file sharing, games, internet navigation, search and other services.
1.5. “Customer’s Technical Contact” means the technical employee of Customer designated by Customer
1.6. “Destination Page” means any Web page which may be accessed by clicking on any portion of an Advertising Result and/or Search Result.
1.7. “Maps Terms of Use” means the Terms of Service for Google Maps as updated by Google from time to time, the current version of which is located at http://www.google.com/intl/en_us/help/terms_maps.html.
1.8. “Results Page” means a Web page on which Google search and/or advertising results provided under this Rider are displayed.
1.9. “Search Results” means the search results provided by Google through any search Service ordered by Customer, if any, under this Rider.
1.10. “Site(s)” means the “WebSearch Site(s),” “Local Search Site(s)”, “AFS Site(s),” “AdSense for Local Search Site(s),” and “AFC Site(s)” collectively, which are those Web sites located at the URLs identified as such on the Cover Page(s) of this Rider, as the same may be amended from time to time as permitted herein. The list of Site(s) may be updated from time to time subject to Google’s prior written consent.
1.11. “Valid IP Addresses” means those Internet protocol addresses provided by Customer and approved by Google prior to implementation of the applicable Services. The list of Valid IP Addresses may be modified by Customer upon forty-eight (48) hours notice to Google via the online Google Administration Console located at http://console.google.com, or such other URL as may be updated by Google from time to time.
WEBSEARCH
1.12. “WebSearch Box” means a search box into which Subscribers may enter queries to search the Web. WebSearch Boxes must be approved by Google and located on a WebSearch Site or a Customer Desktop Application that is approved by Google to access the WebSearch Service.
1.13. “WebSearch Query” means a query sent to Google by Customer to be processed by Google’s WebSearch Service.
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1.14. “WebSearch Protocol” means the protocol provided by Google for accessing the WebSearch Services, as such protocol may be updated by Google from time to time.
1.15. “WebSearch Results” means WebSearch search results provided by Google through its WebSearch Service.
1.16. “WebSearch Results Set” means the set of WebSearch Results (not to exceed ten (10) individual results) transmitted by Google to Customer in response to a WebSearch Query.
1.17. “WebSearch Service” means the Google Service known as Google’s WebSearch Service.
LOCAL SEARCH
1.18. “Local Content” means content provided by Google to Customer as part of the Local Search Services, which Google either owns, controls or otherwise has the right to license. Google may update the Local Content from time to time in its sole discretion.
1.19. “Local Search Box” means a search box into which Subscribers may enter Local Search Queries. Local Search Boxes must be approved by Google and located on a Local Search Site or a Customer Desktop Application that is approved by Google to access the Local Search Service.
1.20. “Local Search Query” means a query sent to Google by Customer to be processed by Google’s Local Search Services.
1.21. “Local Search Protocol” means the protocol provided by Google for accessing the Local Search Services, as such protocol may be updated by Google from time to time.
1.22. “Local Search Results” means the results of any Local Search Query processed by Google through its Local Search Services which may include local search results and, if available, instruction data to enable Customer to construct a map displaying the location of the business(es) and/or point(s) of interest to which a Local Search Query relates.
1.23. “Local Search Results Set” means the set of Local Search Results (which may include up to ten (10) individual results) transmitted by Google to Customer in response to a Local Search Query.
1.24. “Local Search Service” means the Google Service known as Google’s local search Service, which provides geographically-based online search and mapping functionalities.
ADSENSE FOR SEARCH
1.25. “AFS Ads” means the advertisements provided by Google to Customer under this Agreement through Google’s AFS Service.
1.26. [*****].
1.27. “AFS Percentage” means the percentage set forth under the title “Customer’s AFS Revenue Share Percentage” in the AdSense for Search Table on the Cover Page(s) of this Rider.
1.28. “AFS Protocol” means the protocol provided by Google for accessing the AFS Services, as such protocol may be updated by Google from time to time.
1.29. “AFS Query” means a query sent to Google by Customer to be processed by Google’s AFS Service.
1.30. “AFS Results Set” means the set of AFS Ads transmitted by Google to Customer in response to an AFS Query.
1.31. “AFS Revenues” for any period during the Term means ad revenues that are recognized by Google in such period and attributed to AFS Ads displayed on the AFS Site in such period in accordance with the requirements of this Agreement.
1.32. “AFS Service” means the Google Service known as Google’s AdSense for Search Service.
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1.33. “Net AFS Revenues” for any period means AFS Revenues for such period MINUS the AFS Deduction for such period.
ADSENSE FOR LOCAL SEARCH
1.34. “AdSense for Local Search Ads” means the advertisements provided by Google to Customer under this Agreement through Google’s AdSense for Local Search Service.
1.35. [*****].
1.36. “AdSense for Local Search Percentage” means the percentage set forth under the title “Customer’s AdSense for Local Search Revenue Share Percentage” in the AdSense for Local Search Table on the Cover Page(s) of this Rider.
1.37. “AdSense for Local Search Protocol” means the protocol provided by Google for accessing the AdSense for Local Search Services, as such protocol may be updated by Google from time to time.
1.38. “AdSense for Local Search Query” means a query sent to Google by Customer to be processed by Google’s AdSense for Local Search Service.
1.39. “AdSense for Local Search Results Set” means the set of AdSense for Local Search Ads transmitted by Google to Customer in response to an AdSense for Local Search Query.
1.40. “AdSense for Local Search Revenues” for any period during the Term means ad revenues that are recognized by Google in such period and attributed to AdSense for Local Search Ads displayed on the AdSense for Local Search Site in such period in accordance with the requirements of this Agreement.
1.41. “AdSense for Local Search Service” means the Google Service known as Google’s AdSense for Local Search Service.
1.42. “Net AdSense for Local Search Revenues” for any period means AdSense for Local Search Revenues for such period MINUS the AdSense for Local Search Deduction for such period.
ADSENSE FOR CONTENT
1.43. “AFC Ads” means the advertisements provided by Google to Customer under this Agreement through Google’s AFC Service.
1.44. [*****].
1.45. “AFC Percentage” means the percentage set forth under the title “Customer’s AFC Revenue Share Percentage” in the AdSense for Content Table on the Cover Page(s) of this Rider.
1.46. “AFC Protocol” means the protocol provided by Google for accessing the AFC Services, as such protocol may be updated by Google from time to time.
1.47. “AFC Request” means a request for AFC Ads in connection with a pageview of a page on which AFC Ads are to be displayed.
1.48. “AFC Results Set” means the set of AFC Ads transmitted by Google in response to an AFC Request.
1.49. “AFC Revenues” for any period during the Term means ad revenues that are recognized by Google in such period and attributed to AFC Ads displayed on the AFC Site in such period in accordance with the requirements of this Agreement.
1.50. “AFC Service” means Google’s AdSense for Content Service.
1.51. “Link Units” means link units provided by Google to Customer through Google’s AFC Service.
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1.52. “Net AFC Revenues” for any period means AFC Revenues for such period MINUS the AFC Deduction for such period..
2. Customer Obligations.
2.1. Prohibited Actions. Customer shall not, and shall not allow any third party to:
(a) edit, modify, truncate, filter or change the order of the information contained in any Search Results and/or Advertising Results (either individually or collectively), including, without limitation, by way of commingling Search Results and/or Advertising Results with non-Google provided search results or advertising except as permitted in this Rider;
(b) frame any Results Page or Destination Page;
(c) redirect a Subscriber away from the Destination Page, provide a version of the Destination Page different from the page a Subscriber would access by going directly to the Destination Page, intersperse any content between an Advertising Result or Search Result and the corresponding Destination Page or implement any click tracking or other monitoring of Advertising Results or Search Results;
(d) display any Search Results and/or Advertising Results in pop-up, pop-under, exit windows, expanding buttons, or animation;
(e) knowingly display any Search Results and/or Advertising Results to any third parties other than Subscribers of the services provided in this Rider;
(f) knowingly minimize, remove or otherwise inhibit the full and complete display of any Results Page (including any Search Results and/or Advertising Results), and the corresponding Destination Pages;
(g) [intentionally left blank]
(h) knowingly access, launch and/or activate the Google services through or from, or otherwise incorporate the Google services in, any software application, Web site or other means other than the Site(s), and then only to the extent expressly permitted herein;
(i) transfer, sell, lease, syndicate, sub-syndicate, lend, or use for co-branding, timesharing, service bureau or other unauthorized purposes any Google services or access thereto (including, but not limited to Search Results and/or Advertising Results, or any part, copy or derivative thereof), except as permitted by this Rider;
(j) enter into any arrangement or agreement under which any third party pays Customer fees, Customer pays any third party fees, or either shares in any revenue payments and/or royalties for any Search Results and/or Advertising Results;
(k) knowingly (whether directly or indirectly) generate queries, or impressions of or clicks on Search or Advertising Results, through any automated, deceptive, fraudulent or other unnatural means (including, but not limited to, click spam, robots, macro programs, and Internet agents);
(l) knowingly encourage or require Subscriber or any other persons, either with or without their knowledge, to click on Advertising Results through offering incentives or any other methods that are manipulative, deceptive, malicious or fraudulent (each of the foregoing in subsections (k) and (l) a “Fraudulent Act”);
(m) modify, adapt, translate, prepare derivative works from, decompile, reverse engineer, disassemble or otherwise attempt to derive source code from any Google services, the Google Protocol, content, data, routines, algorithms, software, materials, and documentation that Google provides to Customer in connection with the Google services;
(n) remove, deface, obscure, or alter Google’s copyright notice, trademarks or other proprietary rights notices on any of the Sites or any attribution affixed to or provided as a part of any Google services, the Google Protocol, or any other Google technology, software, materials and documentation; or
(o) “crawl”, “spider”, index or in any non-transitory manner store or cache information obtained from the Google services (including, but not limited to, Search Results, Advertising Results, Local Content, or any part, copy or derivative thereof).
Further, except for specific portions of the Site(s) over which Customer does not exert editorial control, no Site or approved Customer Desktop Application shall contain any pornographic, hate-related or violent content or contain any other material, products or services that violate or encourage conduct that would violate any criminal laws or any other applicable laws. Notwithstanding the foregoing, the restrictions in the previous sentence do not apply to third party Web sites or content to which the Sites or approved Customer Desktop Applications link or any other content, information or data provided by Google, Subscribers or other third parties. Notwithstanding the above, if Google reasonably believes that that specific portions of the Site(s) or approved Customer Desktop Application(s) contain the improper matter (whether Customer exerts editorial control or not) as identified in this paragraph or links to a substantial amount of improper matter of the nature identified in this paragraph, then Google may notify Customer (with reasonable specificity of the problematic portions of the Site(s) or Customer Desktop Application(s)) and Customer agrees to use commercially reasonable efforts to either (i)
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promptly remove the Google services from those specific portions of the Site(s) or Customer Desktop Application(s) after receiving such notice or (ii) remove the improper matter or links to improper matter from those specific portions of the Site(s) or Customer Desktop Application(s) after receiving such notice.
Customer agrees not to knowingly produce or distribute any software, or permit any of its software to be distributed with software, that prevents the display of ads provided by Google (such as by way of blocking or replacing ads); provided that Customer may offer advertising and pop-up blocking software to Subscribers; provided, that if any such software functions to block ads served by Google, then upon notice from Google, Customer agrees to use commercially reasonable efforts to promptly remove or modify such software such that it does not block Google served ads.
2.2. Implementation. Customer shall use commercially reasonable efforts to ensure that there is no use of or access to any Google Services provided under this Rider through Customer’s properties which are not in compliance with the terms of the Agreement or not otherwise approved by Google, and Customer shall use commercially reasonable efforts to monitor and disable any such access or use by unauthorized parties (including, but not limited to, spammers or any third party sites). Furthermore, prior to Customer’s initial launch of the Google Services on each Site, Google shall have the right to review and approve the means used by Customer to deploy the Google Services on each Site with such approval not to be unreasonably withheld or delayed. Following the initial launch of the Google Services on each Site, to the extent that Customer substantially changes the way in which the Google Services are rendered or displayed on the Site, Google (i) may review and approve such changes with such approval not to be unreasonably withheld or delayed and (ii) may (in the event Google disapproves of such changes) upon (48) forty-eight hours written notice to Customer, suspend any continued use of the applicable Google Services until such time as Customer implements adequate corrective modifications as reasonably required and determined by Google. Google may send a reasonable number of uncompensated test queries to the Site(s) or Customer Desktop Application(s) at any time to verify Customer’s compliance with the requirements of this Agreement.
2.3. Google Restrictions. Google agrees that the Google Services provided under this Rider shall not (a) facilitate or promote illegal activity or contain content that is illegal, (b) contain content, material, or information that is defamatory, obscene, distasteful, racially or ethnically offensive, harassing, or that is discriminatory based upon race, gender, color, creed, age, sexual orientation, or disability, or (c) contain sexually suggestive or explicit content (collectively, the “Content Standards”). Notwithstanding the foregoing, the Content Standards do not apply to Search Results, Advertising Results, Local Content, third party Web sites or content to which such Search Results, Advertising Results or Local Content may link, or any other content, information, or data provided by Customer, Subscribers, or other third parties.
2.4. Additional Restrictions. Each party also agrees that it shall use commercially reasonable efforts so as to not introduce into the other party’s hardware, software, or network any software virus, worm, “back door,” “Trojan Horse,” or similar harmful code. For avoidance of doubt, the parties acknowledge and agree that this paragraph does not impose on either party the obligation to control the activities of Subscribers or other third parties.
3. WebSearch Services.
3.1. Scope of WebSearch Services. During the Term and subject to the terms and conditions of this Agreement, Google shall provide Customer with WebSearch Results through its WebSearch Service for display on the WebSearch Sites as permitted herein. Customer agrees to implement the WebSearch Service as provided herein on the WebSearch Sites upon launch of the Desktop Portal, and to maintain such implementation thereafter during the Term. Customer agrees to implement the WebSearch Service on any WebSearch Site added thereafter to the extent permitted herein. Customer may elect to implement the WebSearch Service as provided herein on Customer Desktop Applications that are approved by Google to access the WebSearch Service, and Customer agrees to maintain such implementation thereafter during the Term.
3.2. Implementation of WebSearch Services. Unless otherwise agreed to by Google in writing, Customer shall implement the WebSearch Services in a manner that: (a) conforms to the WebSearch Specifications set forth in the Cover Page(s) of this Rider, if any; (b) conforms to Google’s brand treatment guidelines for WebSearch as updated by Google from time to time, the current version of which is located at http://www.google.com/wssynd/02brand.html; (c) conforms to the screenshots and specifications to be mutually agreed upon by the parties; and (d) otherwise complies with the technical and implementation requirements provided by Google from time to time, including those instructions contained in the documentation setting forth the WebSearch Protocol. Without limiting the foregoing, Customer acknowledges and agrees to the following:
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3.2.1. Search Boxes and Queries. Customer shall implement on each WebSearch Site a WebSearch Box for Subscribers to enter WebSearch Queries. Customer may implement on approved Customer Desktop Applications a WebSearch Box for Subscribers to enter WebSearch Queries. WebSearch Boxes may only be located on a WebSearch Site and approved Customer Desktop Applications, and on no other Web site, application or other property. The format and location of each WebSearch Box on each WebSearch Site and approved Customer Desktop Application is subject to the written consent of Google, such consent not to be unreasonably withheld, conditioned or delayed. Unless (and then only to the extent) otherwise approved by Google in writing, Customer understands and agrees that: (a) queries sent to Google for processing under its WebSearch Service may be initiated only by Subscribers entering text into WebSearch Boxes on the WebSearch Site and approved Customer Desktop Applications as provided herein; and (b) Customer shall send any and all queries generated on the WebSearch Sites and approved Customer Desktop Applications as provided in subsection (a) above to Google for processing under its WebSearch Services in accordance with the requirements provided by Google, without editing, filtering, truncating, appending terms to or otherwise modifying such WebSearch Queries, either individually or in the aggregate. Notwithstanding anything to the contrary, Google shall have no obligation to process WebSearch Queries that are not sent in compliance with the requirements of this Agreement.
3.2.2. Operation of WebSearch Services. Customer shall ensure that each WebSearch Query shall (a) be from a list of Valid IP Addresses approved by Google for the WebSearch Services; (b) contain a Client ID approved by Google for the WebSearch Services; and (c) include Subscriber IP address and user agent information. Upon Google’s receipt of a WebSearch Query, Google shall transmit a WebSearch Results Set, to the extent available, via Google’s network interface in accordance with the WebSearch Protocol. Customer shall then display, in each instance, the entire WebSearch Results Set that corresponds to such WebSearch Query on the applicable WebSearch Site in the manner contemplated by this Agreement, without editing, filtering, reordering, truncating, adding content to or otherwise modifying such WebSearch Results Set.
3.2.3. Labeling, Branding and Attribution. Each WebSearch Box located on a WebSearch Site and each Results Page containing a WebSearch Results Set shall conspicuously display a graphic module, in the form as provided by Google from time to time, that unambiguously indicates that the WebSearch Results Sets are provided by Google. Customer agrees that it shall not place anything on the Site that in any way implies that information other than the WebSearch Results Sets are provided by Google, unless otherwise expressly provided herein. The Google graphic module shall be, at minimum, 75 x 32 pixels in size and shall be located Above-the-fold, unless otherwise directed by Google.
3.3. License to WebSearch Protocol. Google grants to Customer a limited, nonexclusive and non-sublicensable license during the Term to use the WebSearch Protocol solely for the purpose of transmitting WebSearch Queries and other required information and receiving WebSearch Results Sets solely to the extent permitted hereunder. Except to the limited extent expressly provided in this Agreement, Google does not grant, and Customer shall not acquire, any right, title or interest (including, without limitation, any implied license) in or to any Google Intellectual Property Rights; and all rights not expressly granted herein are reserved to Google.
4. Local Services.
4.1. Scope of Local Search Services. During the Term and subject to the terms and conditions of this Agreement, Google shall provide Customer with Local Search Results through its Local Search Services for display on the Local Search Sites as permitted herein. Customer agrees to implement the Local Search Services as provided herein on the Local Search Sites upon launch of the Desktop Portal, and to maintain such implementation thereafter during the Term. Customer agrees to implement the Local Search Services on any Local Search Site added thereafter to the extent permitted herein. Customer may elect to implement the Local Search Service as provided herein on Customer Desktop Applications that are approved by Google to access the Local Search Service, and Customer agrees to maintain such implementation thereafter during the Term.
4.2. Implementation of Local Search Services. Unless otherwise agreed to by Google in writing, Customer shall implement the Local Search Services in a manner that: (a) conforms to the Local Search Specifications set forth in the Cover Page(s) of this Rider, if any; (b) conforms to Google’s brand treatment guidelines for Local Search as updated by Google from time to time, the current version of which is located at http://www.google.com/wssynd/local_guidelines.html; (c) conforms to the screenshots and specifications to be mutually agreed upon by the parties; (d) conforms with the Maps Terms of Use; and (d) otherwise complies with the technical and implementation requirements provided by Google from time to time. Without limiting the foregoing, Customer acknowledges and agrees to the following:
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4.2.1. Search Boxes and Queries. Customer shall implement on each Local Search Site a Local Search Box for Subscribers to enter Local Search Queries. Customer may implement on approved Customer Desktop Applications a Local Search Box for Subscribers to enter Local Search Queries. Local Search Boxes may only be located on a Local Search Site and approved Customer Desktop Applications, and on no other Web site, application or other property. The format and location of each Local Search Box on each Local Search Site and approved Customer Desktop Applications is subject to the written consent of Google. Unless (and then only to the extent) otherwise approved by Google in writing, Customer understands and agrees that: (a) queries sent to Google for processing under its Local Search Services may be initiated only by Subscribers entering text into Local Search Boxes on the Local Search Site and approved Customer Desktop Applications as provided herein; and (b) Customer shall send any and all queries generated on the Local Search Sites and approved Customer Desktop Applications as provided in subsection (a) above to Google for processing under its Local Search Services in accordance with the requirements provided by Google, without editing, filtering, truncating, appending terms to or otherwise modifying such Local Search Queries, either individually or in the aggregate. Notwithstanding the foregoing, Google (at its discretion) may permit Customer to append location based data to Local Search Queries, in which case Google may use such location based data in processing such Local Search Results. Notwithstanding anything to the contrary, Google shall have no obligation to process Local Search Queries that are not sent in compliance with the requirements of this Agreement.
4.2.2. Operation of Local Search Services. Customer shall ensure that each Local Search Query shall (a) be from a list of Valid IP Addresses approved by Google for the Local Search Services; (b) contain a Client ID approved by Google for the Local Search Services; (c) include Subscriber IP address and user agent information; and (d) include geographic data as provided by the Subscriber in the Local Search Boxes. Upon Google’s receipt of a Local Search Query, Google shall transmit a Local Search Results Set, to the extent available, via Google’s network interface in accordance with the Local Search Protocol. Customer shall then display, in each instance, the entire Local Search Results Set that corresponds to such Local Search Query on the applicable Local Search Site in the manner contemplated by this Agreement, without editing, filtering, reordering, truncating, adding content to or otherwise modifying such Local Search Results Set.
4.3. Labeling, Branding and Attribution. Each Local Search Box located on a Local Search Site and each Results Page containing a Local Search Results Set shall conspicuously display a graphic module, in the form as provided by Google from time to time, that unambiguously indicates that the Local Search Results Sets are provided by Google. Customer agrees that it shall not place anything on the Local Search Site that in any way implies that information other than the Local Search Results Sets are provided by Google, unless otherwise expressly provided herein. The Google graphic module shall be, at minimum, 75 x 32 pixels in size and shall be located Above-the-fold, unless otherwise directed by Google.
4.3.1. Intellectual Property Notices. Customer shall display on each Results Page containing a Local Search Results Set: (a) the intellectual property notices (e.g., copyright notices), legends or other proprietary notices as instructed by Google, and (b) a hyperlink from the mapping functionality of the Local Search Services to Maps Terms of Use (which include additional intellectual property notices required to be displayed) as further described in Section 4.3 herein.
4.3.2. Terms of Service. Customer shall ensure that each Subscriber’s use of the Local Search Results is subject to Google’s Subscriber terms of service by displaying on each Results Page containing a Local Search Results Set a hyperlink, in the manner specified by Google to the Maps Terms of Use. In addition, Customer agrees to provide each Subscriber with any instruction, warning, disclaimer, and/or safety information that may be required by Google and/or its licensors and suppliers from time to time.
4.3.3. Legal Notices. Any link or notices appearing on or in any Local Search Result shall be maintained and shall not be removed, modified, obscured, or altered. Customer acknowledges and agrees that the Maps Terms of Use (a) supplement the terms and conditions of this Agreement, and are binding on Customer, and (b) shall be set forth in or incorporated by a notice, link, or similar reference in any Subscriber license agreement and/or terms of service applicable to Subscribers of the Local Search Site.
4.4. License to Local Search Protocol. Google grants to Customer a limited, nonexclusive, non-transferable and non-sublicensable license during the Term to use the Local Search Protocol solely for the purpose of transmitting Local Search Queries and other required information and receiving Local Search Results Sets solely to the extent permitted hereunder. Except to the limited extent expressly provided in this Agreement, Google does not grant, and Customer shall not acquire,
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any right, title or interest (including, without limitation, any implied license) in or to any Google Intellectual Property Rights, and all rights not expressly granted herein are reserved to Google.
4.5. License to Local Content. (a) Subject to the terms and conditions of this Agreement, Google grants to Customer a limited, nonexclusive, non-transferable and non-sublicensable license during the Term to display the Local Content only as part of the Local Search Services solely to the extent permitted hereunder. (b) Customer shall not (i) modify, adapt, translate, prepare derivative works from, decompile, reverse engineer, disassemble or otherwise attempt to derive source code from any the Google services, or any other Google (or third party licensor and/or supplier) technology, protocol, content, data, routines, algorithms, methods, ideas design, user interface techniques, software, materials, and documentation, including, without limitation, the Local Content, or (ii) remove, deface, obscure, or alter Google’s (or any of Google’s licensors’ or suppliers’) copyright notice, trademarks or other proprietary rights notices affixed to or provided as a part of any Google services, the Local Content, or any other Google (or third party licensor and/or supplier) technology, content, software, materials and documentation.
5. AdSense for Search Services.
5.1. Scope of AdSense for Search Services. During the Term and subject to the terms and conditions of this Agreement, Google shall provide Customer with AFS Ads through its AFS Service for display on the AFS Sites as permitted herein. Customer agrees to implement the AFS Service as provided herein on the AFS Sites upon the launch of the Desktop Portal, and to maintain such implementation thereafter during the Term. Customer agrees to implement the AFS Service on any AFS Site added thereafter as permitted herein. Customer may elect to implement the AFS Service as provided herein on Customer Desktop Applications that are approved by Google to access the AFS Service, and Customer agrees to maintain such implementation thereafter during the Term.
5.2. Implementation of AFS Services. Unless otherwise agreed to by Google in writing, Customer shall implement the AFS Services in a manner that: (a) conforms to the AFS Specifications set forth in the Cover Page(s) of this Rider, if any; (b) conforms to Google’s brand treatment guidelines for AFS Services as updated by Google from time to time, the current version of which is located at http://www.google.com/wssynd/02brand.html; (c) conforms to the screenshots and specifications to be mutually agreed upon by the parties; and (d) otherwise complies with the technical and implementation requirements provided by Google from time to time, including those instructions contained in the documentation setting forth the AFS Protocol. Without limiting the foregoing, Customer acknowledges and agrees to the following:
5.2.1. AFS Queries. Unless (and then only to the extent) otherwise approved by Google in writing, Customer understands and agrees that: (a) queries sent to Google for processing under its AFS Service may be initiated only by Subscribers entering text into WebSearch Boxes on the AFS Site and approved Customer Desktop Applications as provided herein; and (b) Customer shall send any and all queries generated on the AFS Sites and approved Customer Desktop Applications as provided in subsection (a) above to Google for processing under its AFS Services in accordance with the requirements provided by Google, without editing, filtering, truncating, appending terms to or otherwise modifying such AFS Queries, either individually or in the aggregate. Notwithstanding anything to the contrary, Google shall have no obligation to process AFS Queries that are not sent in compliance with the requirements of this Agreement.
5.2.2. Operation of AFS Services. Customer shall ensure that each AFS Query shall (a) be from a list of Valid IP Addresses approved by Google for the AFS Services; (b) contain a Client ID approved by Google for the AFS Services; (c) include Subscriber IP address and user agent information; and (d) request no fewer than the minimum number of AFS Ads per AFS Results Page stated in the Cover Page(s) of this Rider. Upon Google’s receipt of an AFS Query, Google shall transmit an AFS Results Set, to the extent available, via Google’s network interface in accordance with the AFS Protocol. Customer shall then display, in each instance, the entire AFS Results Set that corresponds to such AFS Query on the applicable AFS Site in the manner contemplated by this Agreement, without editing, filtering, reordering, truncating, adding content to or otherwise modifying such AFS Results Set.
5.2.3. Labeling, Branding and Attribution. Customer shall unambiguously mark each AFS Ad, or each cluster or grouping of AFS Ads, as a “Sponsored Link” or “Sponsored Links,” as the case may be, unless otherwise instructed or agreed by Google. In any event, Google reserves approval authority to ensure that AFS Ads are labeled in a manner so as to sufficiently distinguish them from search results.
5.3. License to AFS Protocol. Google grants to Customer a limited, nonexclusive and non-sublicensable license during the Term to use the AFS Protocol solely for the purpose of transmitting AFS Queries and other required information and
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receiving AFS Result Sets, as applicable, solely to the extent permitted hereunder. Except to the limited extent expressly provided in this Agreement, Google does not grant, and Customer shall not acquire, any right, title or interest (including, without limitation, any implied license) in or to any Google Intellectual Property Rights; and all rights not expressly granted herein are reserved to Google.
6. AdSense for Local Search Services.
6.1. Scope of AdSense for Local Search Services. During the Term and subject to the terms and conditions of this Agreement, Google shall provide Customer with AdSense for Local Search Ads through its AdSense for Local Search Service for display on the AdSense for Local Search Sites as permitted herein. Customer agrees to implement the AdSense for Local Search Service as provided herein on the AdSense for Local Service Sites upon the launch of the Desktop Portal, and to maintain such implementation thereafter during the Term. Customer agrees to implement the AdSense for Local Search Service on any AdSense for Local Search Service Site added thereafter as permitted herein. Customer may elect to implement the AdSense for Local Search Service as provided herein on Customer Desktop Applications that are approved by Google to access the AdSense for Local Search Service, and Customer agrees to maintain such implementation thereafter during the Term. For the avoidance of doubt, the parties acknowledge and agree that this Section 6 shall apply only to the AdSense for Local Search Services provided in connection with the Local Search Services, and different terms and conditions may apply to any other AdSense Service, including, without limitation, any AdSense for Search (AFS) Service provided in connection with services provided by Google to Customer pursuant to this Rider. If there is a conflict between this Section 6 and a term in this Rider with respect to the AdSense for Local Search Services displayed on the Local Search Sites, then the terms of this Section 6 shall control.
6.2. Implementation of AdSense for Local Search Services. Unless otherwise agreed to by Google in writing, Customer shall implement the AdSense for Local Search Services in a manner that: (a) conforms to the AdSense for Local Search Specifications set forth in the Cover Page(s) of this Rider, if any; (b) conforms to Google’s brand treatment guidelines for AdSense for Local Search Services as updated by Google from time to time, the current version of which is located at http://www.google.com/wssynd/local_guidelines.html; (c) conforms to the screenshots and specifications to be mutually agreed upon by the parties; and (d) otherwise complies with the technical and implementation requirements provided by Google from time to time, including those instructions contained in the documentation setting forth the AdSense for Local Search Protocol. Without limiting the foregoing, Customer acknowledges and agrees to the following:
6.2.1. AdSense for Local Search Queries. Unless (and then only to the extent) otherwise approved by Google in writing, Customer understands and agrees that: (a) queries sent to Google for processing under its AdSense for Local Search Service may be initiated only by Subscribers entering text into Local Search Boxes on the AdSense for Local Search Site and approved Customer Desktop Applications as provided herein; and (b) Customer shall send any and all queries generated on the AdSense for Local Search Sites and approved Customer Desktop Applications as provided in subsection (a) above to Google for processing under its AdSense for Local Search Services in accordance with the requirements provided by Google, without editing, filtering, truncating, appending terms to or otherwise modifying such AdSense for Local Search Queries, either individually or in the aggregate. Notwithstanding anything to the contrary, Google shall have no obligation to process AdSense for Local Search Queries that are not sent in compliance with the requirements of this Agreement.
6.2.2. Operation of AdSense for Local Search Services. Customer shall ensure that each AdSense for Local Search Query shall (a) be from a list of Valid IP Addresses approved by Google for the AdSense for Local Search Services; (b) contain a Client ID approved by Google for the AdSense for Local Search Services; (c) include Subscriber IP address and user agent information; (d) request no fewer than the minimum number of AdSense for Local Search Ads per AdSense for Local Search Results Page stated in the Cover Page(s) of this Rider, and (e) include geographic data as provided by the Subscriber in the Local Search Boxes. Upon Google’s receipt of an AdSense for Local Search Query, Google shall transmit an AdSense for Local Search Results Set, to the extent available, via Google’s network interface in accordance with the AdSense for Local Search Protocol. Customer shall then display, in each instance, the entire AdSense for Local Search Results Set that corresponds to such AdSense for Local Search Query on the applicable AdSense for Local Search Site in the manner contemplated by this Agreement, without editing, filtering, reordering, truncating, adding content to or otherwise modifying such AdSense for Local Search Results Set.
6.2.3. Labeling, Branding and Attribution. Customer shall unambiguously mark each AdSense for Local Search Ad, or each cluster or grouping of AdSense for Local Search Ads, as a “Sponsored Link” or “Sponsored Links,” as the case may be, unless otherwise instructed or agreed by Google. In any event, Google reserves approval
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authority to ensure that AdSense for Local Search Ads are labeled in a manner so as to sufficiently distinguish them from search results.
6.3. License to AdSense for Local Search Protocol. Google grants to Customer a limited, nonexclusive and non-sublicensable license during the Term to use the AdSense for Local Search Protocol solely for the purpose of transmitting AdSense for Local Search Queries and other required information and receiving AdSense for Local Search Result Sets, as applicable, solely to the extent permitted hereunder. Except to the limited extent expressly provided in this Agreement, Google does not grant, and Customer shall not acquire, any right, title or interest (including, without limitation, any implied license) in or to any Google Intellectual Property Rights; and all rights not expressly granted herein are reserved to Google.
7. AdSense for Content.
7.1. Scope of AdSense for Content Services. During the Term and subject to the terms and conditions of this Agreement, Google shall provide Customer with AFC Ads and Link Units through its AFC Service for display as permitted herein on the AFC Site(s). Customer agrees to implement the AFC Service as provided herein on the AFC Sites upon the launch of the Desktop Portal, and to maintain such implementation thereafter during the Term subject to Section 16.2 (Exclusivity - Special Exception for AFC Service) and Section 19 (Display Advertising). Customer agrees to implement the AFC Service on any AFC Site added thereafter as permitted herein. AFC Ads may not appear on search results, registration, “thank you,” error, email or chat pages, pages comprised primarily of other advertising or pages that contain any of the following types of content: pornographic, obscene or excessively profane content or content intended to advocate or advance computer hacking or cracking, gambling, illegal activity, drug paraphernalia, hate, violence or racial or ethnic intolerance. Google may reasonably update the list of prohibited pages from time to time during the Term upon written notice.
7.2. Implementation of AFC Services. Unless otherwise agreed to by Google in writing, Customer shall implement AFC Services in a manner that: (a) conforms to the AFC Specifications set forth in the Rider, if any; (b) conforms to Google’s brand treatment guidelines for AFC Services as the same may be updated by Google from time to time, the current version of which is located at http://www.google.com/wssynd/adsense_guidelines.html and http://www.google.com/wssynd/afc_xml_guidelines.html; (c) conforms to the screenshots and specifications to be mutually agreed upon by the parties; and (d) otherwise complies with the technical and implementation requirements provided by Google from time to time, including those instructions contained in the documentation setting forth the AFC Protocol. Without limiting the foregoing, Customer acknowledges and agrees to the following:
7.2.1. AFC Requests. Customer shall request AFC Ads for any and all pageviews required to display AFC Ads as provided herein. Notwithstanding anything to the contrary, Google shall have no obligation to process AFC Requests that are not sent in compliance with the requirements of this Agreement.
7.2.2. Server Side Implementations. For server side implementations (e.g., XML implementations), each AFC Request (a) must be from a list of Valid IP Addresses approved by Google for the AFC Service; (b) must contain a Client ID approved by Google for the AFC Service; and (c) must include Subscriber IP address and user agent information. Upon Google’s receipt of an AFC Request as described above, Google shall transmit AFC Results Set, to the extent available, via Google’s network interface in accordance with the AFC Protocol. Customer shall then display, in each instance, the entire AFC Results Set that corresponds to such AFC Request on the applicable AFC Site in the manner contemplated by this Agreement, without editing, filtering, reordering, truncating, adding content to or otherwise modifying such AFC Results Set. Customer shall not send more than one (1) AFC Request per pageview unless otherwise authorized by Google.
7.2.3. Client Side Implementations. For client side implementations (e.g., iFrame or Javascript data feed implementations), each AFC Request must contain an AFC Client ID provided and used as specified by Google. Upon Google’s receipt of an AFC Request as described above, Google shall transmit an AFC Results Set, to the extent available, via Google’s network interface in accordance with the AFC Protocol. Customer’s code shall, in each instance, ensure the display of the entire AFC Results Set that corresponds to such AFC Request in the manner contemplated by this Agreement, without editing, filtering, reordering, truncating, adding content to or otherwise modifying such AFC Results Set. Customer shall not send more than one (1) AFC Request per pageview unless otherwise authorized by Google.
7.2.4. Labeling; Branding and Attribution. AFC Results Set shall be identified with the label “Ads by Google” as specified by Google, unless otherwise instructed or agreed by Google.
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7.2.5. Link Units. If Customer implements Link Units provided by Google, which shall be at Customer’s sole discretion, Customer understands and agrees to the following additional provisions: (a) if applicable, in no event shall Subscriber clicks on Link Units, or the display of a Link Units on a Customer Web page in and of itself, qualify as a click on an Ad, or an impression, as the case may be, for purposes of determining Customer’s click or impression guarantees (if any) or Google’s payment or other obligations under this Agreement; and (b) notwithstanding anything to the contrary, Link Units are automatically generated and consequently are provided to Customer “as is,” with no representation, warranty or indemnity, express or implied.
7.3. License to AFC Protocol. Google grants to Customer a limited, nonexclusive and non-sublicensable license during the Term to use the AFC Protocol solely for the purpose of transmitting AFC Requests and other required information and receiving AFC Results Sets solely to the extent permitted hereunder. Except to the limited extent expressly provided in this Agreement, Google does not grant, and Customer shall not acquire, any right, title or interest (including, without limitation, any implied license) in or to any Google Intellectual Property Rights; and all rights not expressly granted herein are reserved to Google.
8. [Intentionally Left Blank]
9. Customer Desktop Applications. Customer may not access Google Services in this Rider through a Customer Desktop Application, until and unless Google has given written approval at Google’s sole discretion. If Customer wishes to access Google Services in this Rider through a Customer Desktop Application, then Customer will request approval from Google and provide all reasonable information (about the Customer Desktop Application and how Customer proposes to access, render, and display the Google Services from the Customer Desktop Application) requested by Google to enable Google to evaluate the Customer Desktop Application. Following the initial approval, to the extent that Customer materially changes the way in which the Google Services are accessed, rendered, or displayed in a Customer Desktop Application, Google (i) may review and approve such changes with such approval not to be unreasonably withheld or delayed and (ii) may (in the event Google disapproves of such changes) suspend any continued use of the applicable Google Services from the Customer Desktop Application until such time as Customer implements adequate corrective modifications as reasonably required and determined by Google. Furthermore, Customer agrees to comply with the Google software principles at http://www.google.com/corporate/software_principles.html (as may be updated by Google from time to time) in connection with any Customer Desktop Applications that are used to access Google Services in this Rider. Google may require Customer to immediately cease accessing Google Services through an approved Customer Desktop Application if Google reasonably believes that Customer is not complying with the Google software principles; provided, if Google requires Customer to cease accessing Google Services, Customer may continue to offer the Customer Desktop Application without the Google Services. Furthermore, for avoidance of doubt, the statements throughout this Rider that require Customer to maintain an implementation of a Google Service with an approved Customer Desktop Application does not mean that Customer has any obligation to continue distributing the approved Customer Desktop Application.
10. Site Modifications. Google will have an initial approval right prior to Customer’s commercial launch with respect to Customer’s implementation of the Google Services under this Rider. Any change to Customer’s implementation of the Google Services where the layout and/or presentation of the Google Services substantially deviates from the approved initial implementation will be subject to Google’s prior approval, such approval not to be unreasonably withheld or delayed. Google acknowledges that Customer may update the design and content of the Sites in a manner consistent with its obligations contained herein; provided that Customer agrees that (a) it shall keep Google informed of all planned material changes to such Sites to the extent the changes have a material effect on the Google Services; and (b) no changes may be made to the look and feel, dimension and/or placement of the WebSearch Results, Local Search Results, AFS Ads, AdSense for Local Search Ads or AFC Ads without obtaining the prior written consent of Google. For the avoidance of doubt, Google may, and the foregoing will in no event limit Google’s ability to require changes to the look and feel or content of any such Results or Ads provided herein pursuant to Section 12 (Updates).
11. Filters.
11.1. General. Certain Services may contain filtering capability, such as SafeSearch, Country Restrict, Language Restrict, AdSafe and other filters. Notwithstanding anything to the contrary, if Customer elects to enable any such filters, Customer expressly acknowledges and agrees (a) it is Customer’s responsibility to enable such features in accordance with the instructions provided by Google in the applicable Service protocol, and (b) that Google cannot and does not make any representation, warranty or covenant that all results shall be limited to results elected by enabling such filter(s). For example, but without limiting the foregoing, if Customer elects SafeSearch, Country Restrict, Language Restrict and/or
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AdSafe, Google cannot and does not make any representation, warranty or covenant that all results shall be limited to the countries or languages selected or that all objectionable results shall be prevented.
11.2. URL Blocking. During the Term, Google shall use commercially reasonable efforts to exclude from Ads served under this Agreement Ads that contain the URLs specified by the Customer (the “URL Blocklist”). Customer may update the URL Blocklist from time to time, but no more often than once per calendar quarter, upon written notice to Google, and Google shall use commercially reasonable efforts to implement such updates to the URL Blocklist within thirty (30) calendar days. Notwithstanding anything to the contrary, Customer understands that Google cannot and does not make any representation, warranty or covenant that no Ads shall contain any of the URLs listed in the URL Blocklist.
12. Updates. If Google updates its technical or implementation specifications (including, without limitation, by way of updating the applicable Google Service protocol or by way of requiring changes to the look and feel, content and targeting methodology of Ads) from time to time as contemplated herein, Customer shall implement such updates or modifications as soon as reasonably practical, but in any event within thirty (30) days of the date it receives notice thereof.
13. Notice of System Changes. Customer shall provide Google with fourteen (14) days’ advance notice of any change in the code or serving technology used to display Google Advertising Results and/or Search Results (e.g., a change in the advertising serving technology used) that could reasonably be expected to have the potential to adversely affect the delivery or display of Google search or advertising results as required by this Agreement (it being understood that notice shall in no event relieve Customer of its obligations to display Search and Advertising Results as required hereunder).
14. Optimization. The parties agree to consult in good faith from time to time with the objective of optimizing the performance of Ads served under this Agreement.
15. Technical Support. Subject to the terms and conditions of this Agreement, during the Term Google shall provide technical support services to Customer in accordance with Google’s support guidelines then in effect for the Services ordered herein. Prior to making any support request to Google, Customer shall first use reasonable efforts to fix any error, bug, malfunction, or network connectivity defect on its own without any escalation to Google. Thereafter, Customer’s Technical Contact may submit a written request for technical support via email to the applicable Google alias set forth below, or such other email address that Google may provide from time to time. Customer shall provide support services to Subscribers at its own expense.
• [*****] (for WebSearch and Local Search requests)
• [*****] (for AFS, AdSense for Local Search, and AFC requests)
16. [*****].
     16.1. [*****].
     16.2. [*****].
     16.3. [*****].
     16.4. [*****].
17. Fees and Payment Terms.
17.1. WebSearch and Local Search Google Services. Google shall bill Customer monthly at the rates stated on the Cover Page(s) of this Rider and all such fees shall be due and payable “net thirty (30) days” from date of invoice. Within thirty (30) days of the end of each month during the Term, Google shall provide Customer with usage reports for the relevant Google Service in the form generally made available at that time.
17.2. AdSense for Search. Subject to the terms and conditions of this Agreement, for each month during the Term Customer shall receive the AFS Percentage of Net AFS Revenues attributable to such month. Google’s obligation to make payments under this Section shall not commence until Google’s technical personnel provide written approval of Customer’s implementation of the AFS Service on each AFS Site, which shall not be unreasonably withheld or delayed. Payments
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required under this paragraph shall be made by the last day of the calendar month following the calendar month in which the applicable AFS Ads were displayed on the AFS Sites.
17.3. AdSense for Local Search. Subject to the terms and conditions of this Agreement, for each month during the Term Customer shall receive the AdSense for Local Search Percentage of Net AdSense for Local Search Revenues attributable to such month. Google’s obligation to make payments under this Section shall not commence until Google’s technical personnel provide written approval of Customer’s implementation of the AdSense for Local Search Service on each AdSense for Local Search Site, which shall not be unreasonably withheld or delayed. Payments required under this paragraph shall be made by the last day of the calendar month following the calendar month in which the applicable AdSense for Local Search Ads were displayed on the AdSense for Local Search Sites.
17.4. AdSense for Content. Subject to the terms and conditions of this Agreement, for each month during the Term Customer shall receive the AFC Percentage of Net AFC Revenues attributable to such month. Google’s obligation to make payments under this Section shall not commence until Google’s technical personnel provide written approval of Customer’s implementation of the AFC Service on each AFC Site, which shall not be unreasonably withheld or delayed. Payments required under this paragraph shall be made by the last day of the calendar month following the calendar month in which the applicable AFC Ads were displayed on the AFC Sites.
17.5. Non-Qualifying Ads. Notwithstanding any of the foregoing, Google shall not be liable for payment in connection with (a) any amounts which result from invalid queries, or invalid impressions of (or clicks on) Ads, generated by any person, bot, automated program or similar device, including, without limitation, through any Fraudulent Act, in each case as reasonably determined by Google; or (b) impressions of Ads or clicks on Ads delivered through an implementation which is not initially approved by Google pursuant to the Agreement or subsequently fails to meet Google’s implementation requirements and specifications. The number of queries, and impressions of and clicks on Ads, as reported by Google, shall be the number used in calculating payments hereunder.
17.6. Methods of Payment.
17.6.1. Payments to Google. All payments due to Google shall be in U.S. dollars. Any charges for converting foreign currency shall be the responsibility of Customer and shall be invoiced accordingly. If paid in US dollars, payments to Google shall be made preferably via wire transfer with the following instructions:
[*****]
If paid in US dollars and not wired to Google, payment shall be made by check for receipt by Google at the address specified on the Cover Page of this Rider (or such other address as Google may provide Customer in writing from time to time for such purpose) on or before the payment due date. If payment is made in any other currency, payment shall be made by wire pursuant to the wire instructions specified below on this Rider (or if no applicable wire instructions are specified, payment shall be made using the US wire transfer instructions above). Delinquent payments due to Google shall bear interest at the rate of [*****] per month (or the highest rate permitted by law, if less) from the payment due date until paid in full. Customer shall be responsible for all reasonable expenses (including legal fees) incurred by Google in collecting unpaid or delinquent amounts. In addition, Google may suspend performance and/or terminate this Rider upon seven (7) days written notice if Customer fails to make any required payment when due unless such payment is made within such seven (7) day notice period. If Google reasonably deems itself insecure with respect to Customer’s ability to meet its financial obligations under the Agreement, Google may, at its sole option, modify the payment terms or require other reasonable assurances or forms of security prior to providing or continuing to provide any Services.
17.6.2. Payments to Customer. Payments to Customer (if by wire transfer) shall be made in U.S. dollars pursuant to the wire transfer instructions specified in writing to Google. In addition, Customer acknowledges that Google may, at its option, offset any payment obligations to Customer that Google may incur hereunder against any product or service fees (including late fees) owed and not yet paid by Customer under this Agreement or any other agreement between Customer and Google, in addition to whatever other rights and remedies Google may have hereunder or thereunder. In addition, Google reserves the right to withhold and offset against its payment obligations hereunder, or require Customer to pay to Google (within thirty (30) days of any invoice therefor), any amounts Google may have overpaid to Customer in prior periods.
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17.7. Reporting. Google will provide monthly reports to Customer detailing Ad revenues earned by Customer under this Rider. Google will also give Customer other reports and access to reporting tools that Google generally makes available to other partners that are using the Google Services covered by this Rider.
18. Special Termination Rights.
18.1. In addition to the termination rights provided in the Master Agreement, Google may terminate this Rider or the provision of Google services hereunder immediately upon written notice if Customer breaches Section 2.1 (Prohibited Actions).
18.2. In addition to the termination rights provided in the Master Agreement, in the event that Google is notified by any of its data licensors that the manner in which the Local Search Services or the AdSense for Local Search Services are implemented on the Local Search Site(s) is in breach of Google’s agreement(s) with such data licensor(s), Google shall have the right, after providing forty-eight hours notice with an opportunity to cure for Customer (unless the agreement(s) with such data licensor(s) requires shorter notice) to suspend or terminate the provision of the Local Search Services and/or the AdSense for Local Search Services (in part or in full) with immediate effect.
19. Display Advertising. The parties agree to discuss and negotiate a potential agreement regarding implementation of Google services that involve a variety of graphical display advertising services for the Desktop Portal. The parties contemplate that such an agreement would likely replace the AFC Services provided under this Agreement. If the parties are unable to reach a definitive agreement on these matters, then Customer’s exclusivity obligations related to the AFC Service will be modified as described in Section 16.2.
20. Customer MVNO Partners. For Customer’s MVNO partners and resellers who utilize the Desktop Portal infrastructure, Google may at Google’s option permit these MVNO partners and resellers to use the search and advertising services described in this Rider. Upon Google’s exercise of such option, Customer shall use commercially reasonable efforts to promote adoption of the search and advertising services by Customer’s MVNO partners and resellers to the extent such adoption is Technically Feasible. To such an end, Customer shall keep Google informed of its MVNO partnerships and reseller relationships.
21. Phone Device Subscribers. Customer agrees not to direct Phone Device traffic to the Desktop Portal (as Phone Device traffic must be directed to the Phone Portal).
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Rider B
Desktop Device — Google Desktop Applications
1. Generally. As described in this Rider B, Customer agrees to distribute the Google Desktop Applications to Desktop Device Subscribers, except to the extent the distribution of particular Google Desktop Applications are not Technically Feasible.
2. Definitions. For the purposes of this Rider:
2.1. “Google Desktop Applications” means the following Google Applications: Google Desktop, Google Desktop Installer, Google Earth, Google Earth Installer, Google Picasa, Google Picasa Installer and Other Google Desktop Applications.
2.2. “Google Desktop” means the machine-readable binary code version of Google Desktop application provided to Customer in connection with this Agreement, and any modifications or updates that Google may provide to Customer.
2.3. “Google Desktop Installer” means the machine-readable binary code version of the installer application that installs Google Desktop provided to Customer in connection with this Agreement, and any modifications, updates or upgrades that Google may provide to Customer.
2.4. “Google Earth” means the machine-readable binary code version of the Google Earth application provided to Customer in connection with this Agreement, and any modifications or updates that Google may provide to Customer.
2.5. “Google Earth Installer” means the machine-readable binary code version of the installer application that installs Google Earth provided to Customer in connection with this Agreement, and any modifications, updates or upgrades that Google may provide to Customer.
2.6. “Google Picasa” means the machine-readable binary code version of the Google Picasa application provided to Customer in connection with this Agreement, and any modifications or updates that Google may provide to Customer.
2.7. “Google Picasa Installer” means the machine-readable binary code version of the installer application that installs the Google Picasa provided to Customer in connection with this Agreement, and any modifications, updates or upgrades that Google may provide to Customer.
2.8. “Other Google Desktop Applications” means other applications as mutually agreed to by Google and Customer.
3. License and Distribution Methods.
3.1. Google Desktop Applications License Grant. Subject to the terms and conditions of this Agreement, Google hereby grants to Customer a royalty-free, nontransferable, nonsublicensable, nonexclusive license during the Term to (a) reproduce the Google Desktop Applications to the extent necessary to exercise the right granted in the following clause (b) and (b) distribute the Google Desktop Applications directly to Desktop Device Subscribers in the Territory as permitted by Section 3.3. At its sole discretion and with reasonable notice, Google may elect to restrict or revoke Customer’s right to distribute any one (or all) of the Google Desktop Applications for certain devices, certain methods of distribution, or in the entirety.
3.2. License Grant Restrictions. Customer shall not (and shall not encourage/assist third parties to and shall use commercially reasonable efforts to prevent any third parties from doing the following): (a) disassemble, de-compile or otherwise reverse engineer the Google Desktop Applications or otherwise attempt to learn the source code or algorithms underlying the Google Desktop Applications; (b) modify or create derivative works from or based on the Google Desktop Applications; (c) except as expressly set forth in this Agreement, provide, sell, license, distribute, lease, lend, or disclose the Google Desktop Applications to any third party; (d) use the Google Desktop Applications for timeshare, service bureau, or other unauthorized purposes; (e) bundle the Google Desktop Applications with any other software, application, code, file, data, or other materials or information; or (f) exceed the scope of any license granted to Customer hereunder.
3.3. Offering Methods. Upon Google’s prior written approval, Customer shall distribute the Google Desktop Applications through the following methods, but the parties shall consider the user experience of the Desktop Device
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Subscriber and bandwidth constraints of the Customer Network when determining if a particular Google Desktop Application shall be distributed through each of the methods.
(a) Pre-Installed. In connection with devices for Desktop Device Subscribers that are developed for use on the Customer Network by Customer or third parties, if Customer generates requirements for the application software for any such devices, then Customer shall install or require the pre-installation of the Google Desktop Applications on these devices. The previous sentence does not apply to devices in which (1) Customer does not provide material design input or (2) Customer does not require the installation of applications other than a basic connection manager application. In connection with this paragraph, Customer may distribute the Google Desktop Applications to third parties solely for purpose of installing such Google Desktop Applications on devices developed for the Customer Network (such third parties, “Third Party Device Makers”); provided, however, that (a) in connection with any and all such distributions to Third Party Device Makers, Customer shall, and shall ensure that each Third Party Device Maker, installs the Google Desktop Applications in a manner that is no less protective of Google than the terms of this Agreement, and (b) Google in its reasonable discretion shall have the right to direct Customer to cease offers or distributions of Google Desktop Applications to any Third Party Device Maker that in Google’s reasonable discretion would either (1) harm or devalue Google’s business, brand or name, or (2) violate Google’s privacy policy, and Customer shall cause any such Third Party Device Maker to cease distribution of Google Desktop Applications as soon as practicable but in no event longer than ten days following receipt of such request from Google.
(b) Tangible Medium. If Customer distributes Customer software to Desktop Device Subscribers or prospective Desktop Device Subscribers on a tangible medium (e.g. CD-ROM, DVD-ROM), Customer shall include the Google Desktop Applications on the tangible medium to the extent Technically Feasible and give the Desktop Device Subscriber or prospective Desktop Device Subscriber an opportunity to install the Google Desktop Applications during the installation process of the Customer software. The form of the offering of Google Desktop Applications under this paragraph must conform to the screenshots and specifications to be mutually agreed upon by the parties.
(c) Over the Air. During the activation of a device by a Desktop Device Subscriber and if Technically Feasible, Customer shall give the Desktop Device Subscriber an offer to install the Google Desktop Applications during the activation process. The Google Desktop Applications distributed in this manner shall be limited to Google Desktop Applications that (when downloaded in the aggregate) do not create a negative user experience for the Desktop Device Subscriber by requiring significant download time due to the speed of the Customer Network. The form of the offering of Google Desktop Applications under this paragraph must conform to the screenshots and specifications to be mutually agreed upon by the parties.
(d) User Download. Customer shall make the Google Desktop Applications available for download by Desktop Device Subscribers on the Desktop Portal to the extent Technically Feasible. A link to the download landing page on the Desktop Portal that describes and links to the Google Desktop Applications shall appear at a reasonably prominent location on the default start page of the Desktop Portal, and the link shall be no less prominent than links to any other similar applications. The form of the offering of Google Desktop Applications under this paragraph must conform to the screenshots and specifications to be mutually agreed upon by the parties.
(e) Other Methods. The form of any offering of the Google Desktop Applications by Customer shall be as set forth in this Section 3.3. No Google Desktop Applications, either in whole or in part, shall be offered or distributed in any other way, except with the prior written consent of Google. Without limiting the foregoing sentence, except for Subscribers as expressly set forth in this Rider, Customer shall not offer or distribute the Google Desktop Applications to any third party. Customer shall not (a) serve or otherwise place any advertisements during the download or installation process of the Google Desktop, or (b) offer, download or install, or allow any third party to offer, download or install, any additional products during the download or installation process of the Google Desktop Applications.
3.4. Launch. Customer shall use commercially reasonable efforts to begin distribution of the Google Desktop Applications promptly following the launch of the Desktop Portal.
3.5. Subscriber License Agreement.
(a) In connection with Customer’s or a Third Party Device Maker’s distribution of the devices with the Google Desktop Applications under Section 3.3(a), Customer shall provide an enforceable end user license agreement with each device distributed where such Subscriber license agreement that shall (i) disclaim, to the extent permitted by applicable law, Google’s liability for any damages, whether direct, indirect, incidental or consequential, arising from use of the Google
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Desktop Applications, (ii) disclaim all warranties with respect to the Google Desktop Applications, including without limitation warranties for merchantability, fitness for a particular purpose, and non-infringement, (iii) include a clear statement of Google’s ownership of the Google Desktop Applications, (iv) include a limited, nonexclusive license for Subscribers to use the Google Desktop Applications for internal purposes and restrictions related to such use as described in Sections 3.2(a)-(d) above, and (v) not impose any obligations on Google.
(b) In connection with Customer’s distribution of the Google Desktop Applications under Section 3.3(b), (c) and (d) and before the Google Application can be installed by an Desktop Device Subscriber, Customer shall provide each Desktop Device Subscriber with (i) a clear statement inviting the Desktop Device Subscriber to agree to the terms of an end user license agreement provided by Google for the applicable Google Desktop Application (a “Google EULA”), (ii) the opportunity for each Desktop Device Subscriber to review the Google EULA via a hyperlink to the Google EULA, and (iii) a button on which each Desktop Device Subscriber may click indicating agreement to the terms of the Google EULA. In the event that a Desktop Device Subscriber does not affirmatively agree to install the Google Desktop Application, by clicking on the button to agree to the terms of the Google EULA, then the Google Desktop Application shall not be installed on such Desktop Device Subscriber’s device. For clarity, Customer shall have no responsibility for enforcing the Google EULA entered into between Google and the Desktop Device Subscriber.
3.6. Accurate Reproduction. Customer agrees that in connection with its exercise of the right granted in Section 3.1 of this Agreement it shall accurately reproduce the Google Desktop Applications without modification. Google agrees that it shall use commercially reasonable efforts to not insert into the Google Desktop Applications any viruses, worms, date bombs, time bombs, or other code that is specifically designed to cause the Google Desktop Applications to cease operating, or to damage, interrupt, or interfere with any Google Desktop Applications or Subscriber data.
3.7. Bug Fix Updates for Google Desktop Applications. To the extent that Customer is distributing a particular Google Desktop Application and Google generally makes available bug fix updates to that Google Desktop Application for its other similarly situated distribution partners, then Google will make the bug fix updates available to Customer.
3.8. Reporting. During the Term, Customer shall on a calendar monthly basis provide Google with a report detailing the number of times that each of the Google Desktop Applications has been distributed to Desktop Device Subscribers broken down by the distribution methods permitted by Section 3.3.
3.9. Technical Support Services. Google shall provide technical support services for the Google Desktop Applications solely through the Google.com Help Center, which is accessible at http://www.google.com/support/ or such other URL as Google may provide from time to time. Customer shall have no obligation to provide technical support services for the Google Desktop Applications.
4. Webkit Browsers. To the extent that Customer (or any affiliated party) specifies installation requirements, installs, or makes available web browsers for the Customer Network or Devices, then all such web browsers shall (a) be based on the open source web browser engine known as ‘Webkit’, (b) be installed with support for “Google Gears” if Technically Feasible, and (c) include a default capability for the user to utilize Google’s search services through a toolbar functionality or similar user interface as mutually agreed by Customer and Google.
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Rider C
Desktop Portal and Phone Portal — Google Hosted Communication Services
1. Generally. As described in this Rider of the Agreement, Customer agrees to offer the Hosted Communication Services to Subscribers on the Desktop Portal. If Technically Feasible and with Google’s approval, Customer may also optionally elect to offer the Hosted Communication Services on the Phone Portal.
2. Definitions. For the purposes of this Rider:
2.1. “Hosted Services APIs” means the following APIs provided by Google for accessing and administrating the Hosted Communications Services: (i) the Provisioning API described at http://code.google.com/apis/apps/gdata_provisioning_api_v2.0_reference.html (or such URL as Google may provide); (ii) the Single-Sign On API described at http://code.google.com/apis/apps/sso/saml_reference_implementation.html (or such URL as Google may provide); and (iii) the Google Calendar API described at http://code.google.com/apis/calendar/overview.html (or such URL as Google may provide); as such APIs may be updated by Google from time to time.
2.2. “Hosted Communication Services” means the hosted Google Services provided by Google hereunder that provide Customer with Google-hosted Subscriber Accounts for its Subscribers for the purpose of (a) enabling Subscribers to send and receive email, address book, and instant messages, (b) enabling Subscribers to organize and share calendaring functions, and (c) any other functionality that Google may provide from time to time as part of the Hosted Communication Services subject to Section 3.2.
2.3. [*****].
2.4. “Subscriber Account” means Google-hosted accounts provided to Customer’s Subscribers through the Hosted Communication Services for the purpose of enabling such Subscribers to use the Hosted Communication Services.
3. Hosted Communication Services.
3.1. Customer Election. Customer is not required to offer the Hosted Communication Services. But if Customer elects to offer any email/address book service, instant messaging service, or calendar service to Subscribers, then Customer shall use the Hosted Communication Services for this purpose, except to the extent the Hosted Communication Services are not Technically Feasible for particular devices. After Customer communicates its desire to offer the Hosted Communication Services to Google, Customer and Google shall use commercially reasonable efforts to coordinate the launch of the Hosted Communication Services. Once Customer begins using the Hosted Communication Services, Customer shall maintain use of the Hosted Communication Services for the remainder of the Term.
3.2. Implementation. Subject to the terms and conditions of this Agreement, Customer may use the Hosted Communication Services to (a) provide Subscriber Accounts to its Subscribers and (b) administer such Subscriber Accounts through the provided administrative console and the Hosted Services APIs. The parties shall implement the Hosted Communication Services (i) in a manner that conforms to the screenshots and specifications to be mutually agreed upon by the parties; provided that Google will not refuse to agree to screenshots that are substantially similar to [*****] and (ii) in a manner that otherwise complies with the technical and implementation requirements provided by Google from time to time. In particular, Customer agrees to implement the single-sign on functionality of the Hosted Services APIs. By using the Hosted Communication Services, Customer consents to any such transfer, processing and storage of information. Customer is solely responsible for monitoring, responding to, and otherwise processing emails sent to the “abuse” and “postmaster” aliases for the Customer; however, Customer acknowledges and agrees that Google may also monitor, respond to or otherwise process emails sent to such aliases. Customer acknowledges that the Hosted Communication Services are not a telephony service and that the Hosted Communication Services are not capable of placing or receiving any calls, including emergency services calls, over publicly switched telephone networks. If Google adds VoIP functionality or functionality that impairs the Customer’s network to the Hosted Communication Services pursuant to clause (c) of the definition of Hosted Communication Services, then Google shall allow Customer to opt-out of this additional functionality.
3.3. Maximum Subscriber Accounts. Google shall provide Customer with up to [*****] Subscriber Accounts (the “Subscriber Account Maximum”). During the Term, on a quarterly basis but no later than thirty (30) days prior to the end of each calendar quarter, Customer shall provide Google with a good faith estimate of the total number of Subscriber
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Accounts it plans to provide to Subscribers in the following calendar quarter (“Quarterly Account Estimate”). Customer shall provide the Quarterly Account Estimate via an email sent to Customer’s partner manager at Google. Google may elect to provide Customer with Subscriber Accounts in excess of the Subscriber Account Maximum.
3.4. Email Storage Limit. Google may limit the email storage space for each Subscriber Account to no less than two (2) GB. [*****].
3.5. Creation of Subscriber Accounts.
(a) Acceptance of Google Subscriber Terms. Unless the parties mutually agree to an alternate presentation of Google Subscriber Terms, before Customer creates each Subscriber Account for a Subscriber, Customer shall provide the Subscriber with (i) a clear statement inviting the Subscriber to agree to the Google Subscriber Terms, (ii) the opportunity for each Subscriber to review the Google Subscriber Terms via a hyperlink to the Google Subscriber Terms, and (iii) a button on which each Subscriber may click indicating agreement to the Google Subscriber Terms. Customer shall not offer Subscriber Accounts to Subscribers until Google approves of the user interface used by Customer to accomplish the requirements in the previous sentence. If a Subscriber does not affirmatively agree to the Google Subscriber Terms, then Customer shall not allow the Subscriber to create a Subscriber Account. “Google Subscriber Terms” means the following terms and policies (which may be modified from time to time by Google) located at the following URLs (or such URLs as Google may provide to Customer): (i) the Google Apps terms of service available at http://www.google.com/a/help/intl/en/users/terms.html and (ii) any other terms and policies related to the Hosted Communication Services as identified by Google by written notice.
(b) Subscribers. Following the launch of the Hosted Communication Services, Customer shall offer each Subscriber at least one Subscriber Account. A Subscriber may elect to opt-out of receiving a Subscriber Account by unselecting a clearly marked and easy-to-remove selection interface. Customer shall not offer Subscriber Accounts to Subscribers until Google approves of the user interface used by Customer to offer the Subscriber Accounts. For clarity, the default option for all new Subscribers shall be to receive a Subscriber Account. Customer may offer a Subscriber more than one Subscriber Account at Customer’s option.
4. Additional Customer Obligations.
4.1. Subscriber Terms. In addition to the Google Subscriber Terms, Customer acknowledges that its Subscribers shall be bound by terms relating to each component of the Hosted Communication Services which may include but are not limited to (i) the Gmail Terms of Use (which may be modified from time to time) available at http://www.google.com/mail/help/terms_of_use.html or such URL as Google may provide and (ii) the Google Terms of Service (which may be modified from time to time) available at http://www.google.com/terms_of_service.html or such URL as Google may provide; and (iii) additional Program Policies or Guidelines for acceptable usage (which may be modified from time to time) available at http://www.google.com/a/help/intl/en/users/terms.html or such URL as Google may provide. Customer acknowledges that each Subscriber of the Hosted Communication Services consents to privacy policies relating to the Hosted Communication Services which may include but are not limited to the Google Apps Privacy Policy (which may be modified from time to time) available at http://www.google.com/a/help/intl/en/users/privacy_notice.html or such URL as Google may provide and the Google Privacy Policy (which may be modified from time to time) available at http://www.google.com/privacy.html or such URL as Google may provide. For avoidance of doubt, Customer’s acknowledgement of the various terms and policies in this paragraph does not expand Customer’s obligation to obtain affirmative agreement from Subscribers to Google’s terms and policies, which is addressed in Section 3.5. In the event that Customer becomes aware of any Subscriber’s violation of any applicable terms of use or policy, Customer agrees to (i) promptly notify Google and (ii) promptly suspend or terminate such Subscriber Account unless Google agrees otherwise in writing (including by email). At Google’s request, Customer shall promptly suspend or terminate any Subscriber Account or administrator’s access to the Hosted Communication Services in response to a violation of any applicable terms of use or policy by a Subscriber or administrator. Google reserves the right at its discretion to suspend or terminate the Subscriber Account of any Subscriber. Notwithstanding anything to the contrary in Rider K (Privacy and Data Protection) or the account termination obligations in paragraph, Customer shall have no responsibility for enforcing the agreements entered into between Google and any Subscriber. Google acknowledges that Subscribers will also be bound by terms and conditions governing use of the various other services within Customer’s Portal as well as the use of Customer’s Portal itself. Notwithstanding the above or anything else to the contrary, Google shall have no responsibility for enforcing any agreements entered into between Customer and any end user of Customer.
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4.2. Privacy and Program Policies. Customer and Google agree to comply with the obligations set forth in Rider K (Privacy and Data Protection). Furthermore, Customer agrees to comply with the program policies for the Hosted Communication Services available at http://www.google.com/a/help/intl/en/admins/program_policies.html which may be updated from time to time.
4.3. Customer Administration of the Hosted Communication Services. Customer shall receive a password and account to use in connection with administering the Subscriber Accounts of its Subscribers. Customer is responsible for maintaining the confidentiality of the password and account, designating those employees who are authorized to access the account, limiting the scope of such authorization to performance of duties under this Agreement, and for all activities that occur under Customer’s account. Customer shall notify Google immediately if Customer has knowledge of any unauthorized use of, or access to, the Hosted Communication Services, Customer’s password or account, or of any other breach of security. Customer acknowledges and agrees that under no circumstances shall Google be liable in any way for any acts or omissions of Customer or any Subscriber including any damages of any kind incurred as a result of such acts or omissions. Google reserves the right to temporarily suspend access to the administration account in response to security concerns.
4.4. Changes to the Hosted Communication Services. [*****] subject to Customer’s ability to opt-out of additional functionality as described in Section 3.2, Google shall have the right to change any aspect of the Hosted Communication Services and impose limits on features so long as such changes and limits are generally applicable to the Hosted Communication Services (as such services are made available by Google to similarly situated partners) without Customer approval and without liability to Customer. Google agrees to inform Customer of any substantial changes to the Hosted Communication Services. If Google updates its technical or implementation specifications for the Hosted Communication Services or Hosted Services APIs, Customer shall implement such updates or modifications within thirty (30) days of the date Customer receives notice. Customer shall provide Google with advance notice of any change in the code or serving technology used in connection with the Hosted Communication Services and the Hosted Services APIs that could reasonably be expected to adversely affect the delivery or display of the Hosted Communication Services.
4.5. Permissible Use. Customer agrees that it shall not engage in any activity that interferes with or disrupts the Hosted Communication Services or servers or networks connected to the Hosted Communication Services. Except as allowed by the administrative console, the Hosted Services APIs, or this Agreement, Customer agrees not to alter the Hosted Communication Services or any information transmitted through the Hosted Communication Services to Subscribers. Customer shall not, and shall not authorize third parties to, use or access the Hosted Communication Services in a manner not in compliance with the terms of the Agreement. Customer shall make commercially reasonable efforts to (i) monitor and disable (if under Customer’s control) any such access or use by unauthorized parties (including, but not limited to, spammers or any third party sites); and (ii) notify Google of any access by unauthorized parties that Customer is not able to disable. The parties agree to comply with all applicable export and reexport control laws and regulations in connection with creating and administering Subscriber Accounts, including the Export Administration Regulations (“EAR”) maintained by the U.S. Department of Commerce, trade and economic sanctions maintained by the Treasury Department’s Office of Foreign Assets Control.
5. Fees; Payments; Exclusivity; Miscellaneous.
5.1. Fees. Google shall charge Customer the rate of [*****]. Google shall be solely responsible for determining the number of Subscriber Accounts subject to billing and Google’s determination in this regard is final. If Customer believes the billing to be inaccurate, Customer may request information from Google to support the number of Subscriber Accounts subject to billing.
5.2. Payment. All fees shall be due thirty (30) days from the invoice date. All payments due are in U.S. dollars. Payments made via wire transfer must include the following instructions:

[*****]
Delinquent payments shall bear interest at the rate of [*****] per month (or the highest rate permitted by law, if less) from the payment due date until paid in full. Customer shall be responsible for all reasonable expenses (including attorneys’ fees) incurred by Google in collecting unpaid or delinquent amounts, except where such unpaid or delinquent amounts are due to billing inaccuracies attributable to Google.
5.3. [*****].
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5.4. Hosted Services API Terms. Customer’s use of the Hosted Services APIs are subject to the following additional terms: Provisioning API (http://www.google.com/a/help/intl/en/admins/api_terms.html), Single-Sign On API (http://www.google.com/a/help/intl/en/admins/api_terms.html), Google Calendar API (http://www.google.com/googlecalendar/terms_of_use.html). The URLs and the terms within the URLs may be updated by Google from time to time.
5.5. Technical Support Services. [*****]. Customer, at its own expense, shall respond to any questions and complaints from Subscribers and third parties relating to Customer or Subscribers’ use of the Hosted Communication Services. Google shall provide technical support services for Subscribers solely through the Google.com Help Center, which is accessible at http://www.google.com/support/ or such other URL as Google may provide from time to time. Google shall assign a technical account manager to support the deployment and management of the Hosted Communication Services by Customer.
6. Wind-Down Period. (a) Upon expiration of the Agreement or termination by Customer in accordance with Section 2.2(a) or (c) of the Master Agreement, the parties agree that this Rider (and the relevant portions of the Master Agreement) shall continue at Customer’s option for a wind-down period (the “Wind-Down Period”), in which Google shall continue providing the Hosted Communication Services to Customer and Subscribers and Customer shall continue paying for the Hosted Communication Services in accordance with this Rider. (b) The Wind-Down Period shall continue until the earlier of (i) [*****] or (ii) the date Customer provides Google with written notice of its completion of the migration of its Subscribers then-registered as users of the Hosted Communication Services from the Hosted Communication Services to a non-Google email platform. (c) During the Wind-Down Period, Google agrees (i) to provide Customer with access to a mechanism for extracting in an automated fashion Subscriber data, including email data, calendar events, and contact lists and (ii) at Customer’s request, to provide Customer with support in extracting the data. The extraction and migration of Subscriber data must be performed in a manner that complies with Google’s applicable privacy policies, Customer’s applicable privacy policies, and data security requirements. Section 5.3 (Exclusivity) shall not apply to Customer during the Wind-Down Period.
7. Prevailing Terms. The parties acknowledge and agree that this Agreement shall supersede Google’s standard online sign-up terms for the Hosted Communication Services in the event Customer is required to accept such terms in addition to signing this Agreement.
8. Customer MVNO Partners. For Customer’s MVNO partners and resellers who build on the Desktop Portal or Phone Portal infrastructure, Google may at Google’s option permit these MVNO partners and resellers to use the Hosted Communication Services described in this Rider. At Google’s option, Customer shall use commercially reasonable efforts to promote adoption of the Hosted Communication Services by Customer’s MVNO partners and resellers to the extent such adoption is Technically Feasible. Customer shall keep Google informed of its MVNO partnerships and reseller relationships.
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[*****]
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Rider D
Desktop Device and Phone Device — Other Google Hosted Services
1. Generally. As described in this Rider of the Agreement, Customer agrees to offer the following other Google Services to Desktop Device Subscribers and Phone Device Subscribers, except to the extent that it is not reasonable, as defined in Section 2 below, for Customer to offer these other Google Services.
1.1. Goog-411. If Customer wishes to provide a telephone-based directory assistance service to its Desktop Device Subscribers or Phone Device Subscribers, then Customer shall not unreasonably refuse to use Goog-411 for this purpose if Google asks Customer to use Goog-411. "Goog-411” means Google’s telephone-based directory assistance service.
1.2. Grand Central. If Customer wishes to provide a voice-messaging service to its Desktop Device Subscribers or Phone Device Subscribers, then Customer shall not unreasonably refuse to use Grand Central for this purpose if Google asks Customer to use Grand Central. “Grand Central” means Google’s voice-messaging service.
1.3. Network Picasa. If Customer wishes to provide network-hosted photo album service to its Desktop Device Subscribers or Phone Device Subscribers, then Customer shall not unreasonably refuse to use Network Picasa for this purpose if Google asks Customer to use Network Picasa. "Network Picasa” means Google’s photo hosting service.
1.4. Location Based Services. If Customer wishes to provide location based services (beyond what is otherwise covered by this Agreement) to its Desktop Device Subscribers or Phone Device Subscribers, then Customer shall not unreasonably refuse to use Google’s location based services whenever applicable if Google asks Customer to use Google’s location based services.
1.5. Other Services. If Customer wishes to provide other services to its Desktop Device Subscribers or Phone Device Subscribers, then Customer shall not unreasonably refuse to use a Google Service whenever applicable if Google asks Customer to use the relevant Google Service.
2. Customer’s Refusal of Other Google Services. When determining if Customer’s refusal is reasonable under Section 1, Customer may consider (a) the commercial terms upon which Google is offering the Google Service (including, without limitation, terms related to indemnification, limitations of liability, and data privacy/ownership/control), (b) the quality of the user experience of the Google Service, (c) the product and technical functionality of the Google Service, (d) whether the Google Service is Technically Feasible for particular devices, and (e) whether Customer’s use of the Google Service conflicts with any agreement that Customer is a party to on the Effective Date. For avoidance of doubt, Customer’s refusal to use a Google Service under Section 1 shall be deemed reasonable if Customer determines that the Google Service is materially inferior to a service offering from a third party after a reasonable evaluation of the Google Service by considering the factors in the previous sentence and reasonable good faith discussions with Google. Nothing in this paragraph is intended to prevent Customer from using the services of a third party if Customer properly refuses to use Google’s Services in accordance with this paragraph.
3. Exclusivity. If Customer uses a Google Service in this Rider, Customer agrees not to offer any services or applications to Subscribers that are substantially similar to that Google Service. For avoidance of doubt, this Rider does not restrict the ability of Subscribers to independently choose to use other third party services or applications and does not restrict Customer from technically supporting these choices of the Subscribers (such as by including widgets for these other third party services or applications within the Desktop Portal and Phone Portal).
4. Other Terms. The details of Customer’s use of other Google’s Services as contemplated by this Rider are subject to the future mutual agreement of the parties, including agreement on business and legal terms.
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Rider E
Desktop Portal — Google Maps
1. Generally. If Customer wishes to provide a maps and mapping services to its Desktop Device Subscribers, then Customer shall not unreasonably refuse to use Google Maps for this purpose if Google asks Customer to use Google Maps. “Google Maps” means Google’s map service.
2. Customer’s Refusal to Use Google Maps. When determining if Customer’s refusal is reasonable under Section 1, Customer may consider the following terms upon which Google is offering Google Maps: the ability to implement friend-finder and advertising on the maps, the economic costs of using Google Maps, the economic terms of advertising to be served on the maps, and data privacy/ownership/control issues. For avoidance of doubt, Customer’s refusal to use Google Maps under Section 1 shall be deemed reasonable if Customer determines that Google Maps is materially inferior to a service offering from a third party after a reasonable evaluation of Google Maps by considering the terms in the previous sentence and reasonable good faith discussions with Google. However, Customer cannot refuse to use Google Maps on the sole basis of other terms, if those other terms offered by Google are substantially the same as the terms included in [*****]. Nothing in this paragraph is intended to prevent Customer from using the services of a third party if Customer properly refuses to use Google Maps in accordance with this paragraph.
3. Exclusivity. If Customer uses Google Maps pursuant to this Rider, Customer agrees not to offer any services or applications to Subscribers that are substantially similar to Google Maps. For avoidance of doubt, this Rider does not restrict the ability of Subscribers to independently choose to use other third party services or applications and does not restrict Customer from technically supporting these choices of the Subscribers (such as by including widgets for these other third party services or applications within the Desktop Portal and Phone Portal).
4. Delay in Completing Arrangement for Customer’s Use of Google Maps. Notwithstanding anything to the contrary in this Rider E, to the extent that Customer and Google are unable to agree (with both parties negotiating in good faith and in a manner consistent with this Rider towards the goal of agreeing) upon the terms under which Google Maps would be provided to Customer by the later of: (i) sixty days following the Effective Date of this Agreement or (ii) ninety days prior to Customer’s planned initial public launch of its Desktop Portal (such launch date in Customer’s good faith judgment), then Customer may refuse to use Google Maps and deploy an alternate product and/or service in its place.
5. Other Terms. The details of Customer’s use of Google Maps as contemplated by this Rider is subject to the future mutual agreement of the parties, including agreement on business and legal terms.
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Rider F
Desktop Portal — Google Gadgets
1. Generally. As Technically Feasible, Customer agrees to provide a simple means for any Subscriber to place Google Gadgets on that Subscriber’s personalized start page on the Desktop Portal subject to the Syndicated Google Gadgets terms of service (the current form of which appears at http://www.google.com/webmasters/gadgets/terms.html or another URL as determined by Google, the "Syndicated Google Gadgets TOS”). Unless Customer and Google mutually agree to modify the gallery order, if Customer chooses to display a list or directory of Google Gadgets, Customer agrees not to block or highlight any particular Google Gadgets included by Google and not to change the order of the Google Gadgets from the order provided by Google; provided, that this sentence does not restrict Customer from providing functionality to enable Desktop Device Subscribers (i) to block or highlight any particular Google Gadgets included by Google or (ii) to change the order of the Google Gadgets from the order provided by Google. For avoidance of doubt, Customer may develop or offer non-Google widget applications on the Desktop Portal, as long as the attribution of source is clear. Customer and Google may mutually agree on a set of recommended Google Gadgets for Customer Subscribers to be made available via the Desktop Portal
2. Technical Contacts. Both Customer and Google shall maintain a technical point of contact to facilitate the discussion of any development, technical, and operations issues that may arise related to the integration described in Section 1.
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Rider G
Phone Portal and Phone Device – Search, Advertising and Google Phone Applications
1. Generally. As described in this Rider, Customer shall implement the GMSS Service (on the GMSS Sites and Customer Phone Applications) and distribute the Google Phone Applications (on Phone Devices, and potentially on Desktop Devices as contemplated by Section 1.5 of the Master Agreement), and otherwise implement the Google Applications and Google Services as follows.
2. Definitions. For the purposes of this Rider:
2.1. “Ad(s)” or “Advertising Results” means advertisements displayed by Google hereunder.
2.2. “Ad Revenue(s)” for any period during the Term means Ad revenues that are recognized by Google in such period and attributed to Ads.
2.3. “Client ID(s)” mean unique alphanumeric codes provided to and used by Customer as specified by Google (a) to enable Google to identify each query or request through the GMSS Service and (b) to enable Google to identify Directed Traffic through the Google Phone Applications. Google may assign and modify the number of Client IDs for each Google Service or Google Application provided under this Rider from time to time. Customer shall use Client IDs as instructed by Google, and shall provide such information to Google as Google may reasonably request with respect to the use and application of any Client IDs.
2.4. “Customer Phone Application” means any Customer application, widget, plug-in, helper, component or other executable code that runs on user’s Phone Device.
2.5. “Deduction” for any period during the Term means the sum of [*****].
2.6. “Directed Traffic” means traffic to Google generated directly from Subscriber use of the ISS, GMM, or YouTube Google Phone Applications (each as implemented in accordance with this Agreement).
2.7. “Fraudulent Act” means act(s) which (a) directly or indirectly generate queries, actions, or impressions of or clicks on search results or Ads through any automated, deceptive, fraudulent or other invalid means (including, but not limited to, click spam, robots, macro programs, and Internet agents); or (b) encourage or require Subscribers or any other persons, either with or without their knowledge, to click on Ads or take other actions with regard to Ads through offering incentives or any other methods that are manipulative, deceptive, malicious or fraudulent.
2.8. “Google Phone Applications” means the machine-readable binary code version of the following Google Applications which are provided to Customer in connection with this Agreement (and any modifications or updates thereto that Google may make available hereunder from time to time in its sole discretion): Idle Screen Search (“ISS”), Google Maps for Mobile (“GMM”) and the YouTube application.
2.9. “GMSS Service” means the Google Service for mobile search (also known as Google Mobile Syndicated Search Service) made available by Google.
2.10. “GMSS Ads” means the Ads provided by Google to Customer under this Agreement through the GMSS Service.
2.11. “GMSS Advertising Results” means GMSS Ads transmitted by Google to Customer in response to a GMSS Query.
2.12. “GMSS Box” means a search box into which Subscribers may enter search queries. GMSS Boxes must be approved by Google and located on a GMSS Site or a Customer Phone Application that is approved by Google to access the GMSS Service.
2.13. “GMSS Protocol” means the protocol provided by Google for accessing the GMSS Service, as such protocol may be updated by Google from time to time.
2.14. “GMSS Query” means a query sent to Google by Customer to be processed by Google’s GMSS Service.
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2.15. “GMSS Site” means the Phone Portal and any other sites approved in writing by Google.
2.16. “GMSS Search Results” means GMSS Service search results transmitted by Google to Customer in response to a GMSS Query.
2.17. “Net Ad Revenues” for any period means Ad Revenues for such period MINUS the Deduction for such period.
3. GMSS Services for the GMSS Sites and Customer Phone Applications
3.1. Scope of GMSS Services. During the Term and subject to the terms and conditions of this Agreement, Google shall provide Customer with GMSS Search Results and GMSS Advertising Results through its GMSS Service for display on the GMSS Sites as permitted herein. Customer agrees to implement the GMSS Service as provided herein on the GMSS Sites upon launch of the Phone Portal, and to maintain such implementation thereafter during the Term. Customer agrees to implement the GMSS Service on any GMSS Site added thereafter to the extent permitted herein. Customer may elect to implement the GMSS Service as provided herein on Customer Phone Applications that are approved by Google to access the GMSS Service, and Customer agrees to maintain such implementation thereafter during the Term.
3.2. Implementation of GMSS Services. Unless otherwise agreed to by Google in writing, Customer shall implement the GMSS Services in a manner that: (a) conforms to the Google Mobile Branding Guidelines (located at the URL noted in Section 4.3 of the Master Agreement) (b) conforms to the screenshots and specifications to be mutually agreed upon by the parties; provided, that the parties shall determine in good faith which screenshots and specifications shall be acceptable as a basis for conformance; and (c) otherwise complies with the technical and implementation requirements provided by Google from time to time, including those instructions contained in the documentation setting forth the GMSS Protocol. Without limiting the foregoing, Customer acknowledges and agrees to the following:
     (a) GMSS Boxes and Queries. Customer shall implement on each GMSS Site a GMSS Box for Subscribers to enter GMSS Queries. Customer may implement on approved Customer Phone Applications a GMSS Box for Subscribers to enter GMSS Queries. GMSS Boxes may only be located on a GMSS Site and approved Customer Phone Applications, and on no other website, application or property. Customer agrees to place the GMSS Box above the fold on the default page of the GMSS Site. The format and location of each GMSS Box on each GMSS Site and approved Customer Phone Application is subject to the written consent of Google, such consent not to be unreasonably withheld, conditioned or delayed. Unless (and then only to the extent) otherwise approved by Google in writing, Customer understands and agrees that: (a) queries sent to Google for processing under its GMSS Service may be initiated only by Subscribers entering text into GMSS Boxes on the GMSS Site and approved Customer Phone Applications as provided herein; and (b) Customer shall send any and all queries generated on the GMSS Site and approved Customer Phone Applications as provided in subsection (a) above to Google for processing under its GMSS Services in accordance with the requirements provided by Google, without editing, filtering, truncating, appending terms to or otherwise modifying such GMSS Queries, either individually or in the aggregate (except to add metadata as agreed in advance by Google). Notwithstanding anything to the contrary, Google shall have no obligation to process GMSS Queries that are not sent in compliance with the requirements of this Agreement.
     (b) Operation of GMSS Service. Customer shall ensure that each GMSS Query shall (i) be from a list of Valid IP Addresses approved by Google for the GMSS Service; (ii) contain a Client ID approved by Google for the GMSS Services; (iii) include Subscriber IP address and user agent information; and (iv) request no fewer than the minimum number of GMSS Ads as mutually agreed by the parties. Upon Google’s receipt of a GMSS Query, Google shall transmit a set of GMSS Search Results and set of GMSS Advertising Results, each to the extent available, via Google’s network interface in accordance with the GMSS Protocol. Customer shall then display, in each instance, the entire set of GMSS Search Results and set of GMSS Advertising Results that corresponds to such GMSS Query in the manner contemplated by this Agreement, without editing, filtering, reordering, truncating, adding content to or otherwise modifying such set of GMSS Search Results or set of GMSS Advertising Results.
     (c) Labeling, Branding and Attribution. Each GMSS Box located on a GMSS Site and each page containing a set of GMSS Search Results shall conspicuously display a graphic module, in the form as provided by Google from time to time, that unambiguously indicates that the set of GMSS Search Results are provided by Google. Customer agrees that it shall not in any way imply that information other than the GMSS Search Results sets are provided by Google, unless otherwise expressly provided herein. Customer shall unambiguously mark each GMSS Ad, or each cluster or grouping of GMSS Ads, as a “Sponsored Link” or “Sponsored Links,” as the case may be, unless otherwise
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instructed or agreed by Google. In any event, Google reserves approval authority to ensure that GMSS Ads are labeled in a manner so as to sufficiently distinguish them from search results.
3.3. Customer Phone Applications. Customer may not access the GMSS Service (or any other Google Service) through a Customer Phone Application, until and unless Google has given written approval at Google’s sole discretion. If Customer wishes to access the GMSS Service through a Customer Phone Application, then Customer will request approval from Google and provide all reasonable information (about the Customer Phone Application and how Customer proposes to access, render, and display the GMSS Service from the Customer Phone Application) requested by Google to enable Google to evaluate the Customer Phone Application. Following the initial approval, to the extent that Customer materially changes the way in which the GMSS Service is accessed, rendered, or displayed in a Customer Phone Application, Google (i) may review and approve such changes with such approval not to be unreasonably withheld or delayed and (ii) may (in the event Google disapproves of such changes) suspend any continued use of the GMSS Service from the Customer Phone Application until such time as Customer implements adequate corrective modifications as reasonably required and determined by Google. Furthermore, Customer agrees to comply with the Google software principles at http://www.google.com/corporate/software_principles.html (as may be updated by Google from time to time) in connection with any Customer Phone Applications that are used to access the GMSS Service. Google may require Customer to immediately cease accessing the GMSS Service through an approved Customer Phone Application if Google reasonably believes that Customer is not complying with the Google software principles; provided, if Google requires Customer to cease accessing the GMSS Service in connection with any Customer Phone Application, Customer may continue to offer such Customer Phone Application without the Google Services, and, at Customer’s option, with an alternative mobile search service notwithstanding Section 6.1 herein. Furthermore, for avoidance of doubt, the statements throughout this Rider that require Customer to maintain an implementation of the GMSS Service with an approved Customer Phone Application does not mean that Customer has any obligation to continue distributing the approved Customer Phone Application.
3.4. Prohibited Actions. Section 2.1 (Prohibited Actions) of Rider A shall apply to Customer’s implementation of the GMSS Service (as if the GMSS Search Results are the “Search Results”, the GMSS Advertising Results are the “Advertising Results”, and the GMSS Sites are the “Sites” as defined therein). In addition to the termination rights provided in the Master Agreement, Google may terminate this Rider or the provision of Google services hereunder immediately upon written notice if Customer breaches this paragraph.
3.5. License to GMSS Protocol. Google grants to Customer a limited, nonexclusive and non-sublicensable license during the Term to use the GMSS Protocol solely for the purpose of transmitting GMSS Queries and other required information and receiving and displaying sets of GMSS Search Results and sets of GMSS Advertising Results solely to the extent permitted hereunder. Except to the limited extent expressly provided in this Agreement, Google does not grant, and Customer shall not acquire, any right, title or interest (including, without limitation, any implied license) in or to any Google Intellectual Property Rights; and all rights not expressly granted herein are reserved to Google.
4. Google Phone Applications.
     4.1. Google Phone Applications License Grant. Subject to the terms and conditions of this Agreement, Google hereby grants to Customer a royalty-free, nontransferable, non-sublicensable, nonexclusive license during the Term to (a) reproduce the Google Phone Applications to the extent necessary to exercise the right granted in the following clause (b) and (b) distribute the Google Phone Applications directly to Phone Device Subscribers in the Territory as permitted by Section 4.5. At its sole discretion and with reasonable notice, Google may elect to restrict or revoke Customer’s right to distribute any one (or all) of the Google Phone Applications for certain devices, certain methods of distribution, or in the entirety.
     4.2. License Grant Restrictions. Customer shall not (and shall not encourage/assist third parties to and shall use commercially reasonable efforts to prevent any third parties from doing the following): (a) disassemble, de-compile or otherwise reverse engineer the Google Phone Applications or otherwise attempt to learn the source code or algorithms underlying the Google Phone Applications; (b) modify or create derivative works from or based on the Google Phone Applications; (c) except as expressly set forth in this Agreement, provide, sell, license, distribute, lease, lend, or disclose the Google Phone Applications to any third party; (d) use the Google Phone Applications for timeshare, service bureau, or other unauthorized purposes; (e) bundle the Google Phone Applications as part of the download/installation process, with any other software, application, code, file, data, or other materials or information for contemporaneous download/installation; or (f) exceed the scope of any license granted to Customer hereunder.
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4.3. Delivery. Upon availability, Google shall deliver the Google Phone Applications to Customer. For the sake of clarity, the parties acknowledge and agree that Google has no obligation to develop or deliver any Google Phone Application, and any such development or delivery is at Google’s sole discretion.
4.4. Distribution, Placement and Appearance.
     (a) ISS Application. Upon Google’s prior written approval and with an implementation of Client IDs, Customer shall distribute the ISS Application as follows: The ISS Application shall be (i) preloaded on Phone Devices and shall be placed above the fold on the “Idle Screen” of the Phone Device (the display of a Phone Device that appears when the Phone Device is in idle mode, which typically appears before any other screens or menus, and typically displays functions such as day/date and screensaver/wallpaper), and (ii) prominently made available for download from the Phone Portal and other Customer-hosted websites. Within the user interface of each Phone Device, Customer will ensure that the ISS Application is displayed more prominently than any Customer Phone Application that accesses the GMSS Service or any Customer Phone Application that offers web search functionality. Notwithstanding the foregoing, Customer is not required to preload and place the ISS Application (pursuant to clause (i) of this paragraph) on a particular Phone Device if (1) Customer does not provide material design input and (2) Customer does not require the installation of applications other than a basic connection manager application.
     (b) GMM and YouTube Applications. Upon Google’s prior written approval and with an implementation of Client IDs, Customer shall distribute the GMM and YouTube Applications as follows: The GMM Application and YouTube Application shall be (i) preloaded on Phone Devices and shall be placed under a Google Launch Tile that is placed above the fold on the “Idle Screen” of the Phone Device (the display of a Phone Device that appears when the Phone Device is in idle mode, which typically appears before any other screens or menus, and typically displays functions such as day/date and screensaver/wallpaper), , and (ii) prominently made available for download from the Phone Portal and other Customer-hosted websites. “Google Launch Tile” means an icon branded with a Google Brand Feature (as approved by Google) that when selected (or scrolled over) reveals the GMM Application and YouTube Application, and other Google links or applications as may be mutually agreed by the parties. Notwithstanding the foregoing, Customer is not required to preload and place the GMM Application and YouTube Application (pursuant to clause (i) of this paragraph) on a particular Phone Device if (1) Customer does not provide material design input and (2) Customer does not require the installation of applications other than a basic connection manager application.
     (c) Non-Google Items. For avoidance of doubt, this Section 4.4 does not restrict Customer’s ability to place other non-Google items above the fold on the “Idle Screen” of the Phone Device.
4.5. Form of Distribution Offering. Customer shall not: (a) offer or distribute the Google Phone Application to any third party (other than Subscribers as permitted by this Rider); (b) serve or otherwise place any advertisements during the download or installation process of the Google Phone Application; (c) offer, download or install, or allow any third party to offer, download or install, any additional products during the download or installation process of the Google Phone Application; or (d) download, preload, install or launch any Google Phone Application (or otherwise act or fail to act) such that a Subscriber is denied the opportunity to review and accept (or reject) the relevant Google terms of service.
4.6. GPS and Over-the-Air Updates. The parties shall cooperate and coordinate in order to complete Customer (and any other third party) certification and GPS-enabling of relevant Google Phone Application(s). Additionally, Google may auto-update Google Phone Applications over-the-air at Google’s discretion, and Customer shall not prevent such over-the-air auto-updates.
4.7. Accurate Reproduction. Customer agrees that in connection with its exercise of the right granted in Section 3.1 of this Agreement it shall accurately reproduce the Google Phone Applications without modification. Google agrees that it shall use commercially reasonable efforts to not insert into the Google Phone Applications any viruses, worms, date bombs, time bombs, or other code that is specifically designed to cause the Google Phone Applications to cease operating, or to damage, interrupt, or interfere with any Google Phone Applications or Subscriber data.
4.8. Bug Fix Updates for Google Phone Applications. To the extent that Customer is distributing a particular Google Phone Application and Google generally makes available bug fix updates to that Google Phone Application for its other similarly situated distribution partners, then Google will make the bug fix updates available to Customer.
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5. Payment. Regarding the GMSS Service and the ISS, GMM and YouTube Google Phone Applications, the parties shall make the payments set forth in Exhibit 1 to this Rider G. Except as set forth in Exhibit 1, neither party shall be required to account to the other or otherwise make any payment to the other in respect of the Google Services or Google Applications implemented by this Rider G. Customer and Google may each retain any other revenue generated from provision of their respective services. Customer shall not charge fees to Subscribers for Google products or services over and above regular data use charges.
6. [*****] Future Google Products and Services.
6.1. [*****].
6.2. Future Google Products and Services. During the Term, should Google make available any products or services not described in this Rider G that would be appropriate for the Phone Portal or Phone Devices, the parties shall negotiate in good faith with the intent of Customer implementing and distributing such Google products and services.
7. Miscellaneous.
7.1. Implementation Requirements. The parties shall comply with the implementation requirements contained Exhibit 2 to this Rider G.
7.2. Links to Google Sites. Upon Google’s prior written approval, Customer shall place links to the following Google sites within relevant and easily discoverable (i.e., as few clicks as possible and above the fold) locations within the Phone Portal and (where within Customer’s control) upon Phone Devices: Gmail site, YouTube site, Google Phone Application download site, and other sites as may be agreed to by the parties.
7.3. 1-Click Upload Implementation. Customer shall preconfigure the Phone Devices within its control to enable 1-click upload to the Google Picasa and YouTube services subject to such enabling being Technically Feasible for the particular Phone Devices.
7.4. IMAP Implementation. If a Phone Device can be preconfigured for IMAP settings, to the extent Technically Feasible, Customer shall preconfigure the Phone Devices within its control to access the Google Gmail service. Google shall provide access to the Brand Features relevant to such implementation.
7.5. Webkit Browsers. To the extent that Customer (or any affiliated party) specifies installation requirements, installs, or makes available web browsers for the Customer Network or Phone Devices, then all such web browsers shall (a) be based on the open source web browser engine known as ‘Webkit’, (b) be installed with support for “Google Gears” if Technically Feasible, and (c) include a default capability for the user to utilize Google’s search services through a toolbar functionality or similar user interface as mutually agreed by Customer and Google.
7.6. Search and Advertising for MVNO Partners. For Customer’s MVNO partners or resellers who utilize the Phone Portal infrastructure, Google may at Google’s option permit these MVNO partners or resellers to use the search and advertising services described in this Rider G that Customer is using for the Phone Portal. At Google’s option, Customer shall use commercially reasonable efforts to promote adoption of these search and advertising services by Customer’s MVNO partners and resellers. Customer shall keep Google informed of its MVNO partnerships and reseller relationships.
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Exhibit 1 to Rider G
Payments
1. [*****]
     1.1. [*****].
     1.2. [*****].
     1.3. [*****].
     1.4. [*****].
     1.5. [*****].
2. [*****].
3. Payment Terms.
     3.1. Google may send a uncompensated test queries and uncompensated test traffic to the GMSS Sites, Customer Phone Applications, and Google Phone Applications, or make uncompensated clicks on or generate uncompensated impressions of or actions regarding Ads at any time. The number of clicks on or impressions of Ads, or other relevant metrics, as compiled by Google, shall be the number used in calculating payments hereunder. Payments required under this Section shall be made by the last day of the calendar month following the calendar month in which the applicable Ads were displayed. Google’s obligation to make payments under this Section shall not commence until (i) Google’s technical personnel provide written approval pursuant to this Rider of Customer’s implementation of Google’s products and services, and (ii) Google, at its sole discretion and under no further obligation, decides to implement and generate revenue from Ads in connection with such Google products and services. Customer shall not enter into any arrangement or agreement under which any third party pays Customer revenue share, fees or any premium, Customer pays any third party revenue share, fees or any premium, or Customer otherwise confers or receives a benefit for or in connection with this Rider G or the Google products and services described therein.
     3.2. Google shall not be liable for payment in connection with (a) any amounts which result from invalid queries or invalid impressions of (or clicks on) Ads, or invalid actions regarding Ads, generated by any person, bot, automated program or similar device, including, without limitation, through any Fraudulent Act, in each case as reasonably determined by Google; or (b) impressions of Ads, clicks on Ads or actions regarding an Ad delivered through an implementation which is not initially approved by Google pursuant to the Agreement, does not correctly use the Client ID or subsequently fails to meet Google’s implementation requirements and specifications.
     3.3. All payments due under this agreement shall be in U.S. Dollars. Payments to Customer (if by wire transfer) shall be made to the account notified to Google by Customer for that purpose. Payments to Google (if by wire transfer) shall be made to the account specified in Rider A or another account notified to Customer by Google for that purpose. Google reserves the right to withhold and offset against its payment obligations under this Agreement, or to require Customer to repay to Google within thirty (30) days of request for such repayment, any amounts which Google may have previously overpaid to Customer in relation to this Agreement.
     4. Reporting. Google will provide monthly reports to Customer detailing Ad Revenues earned by Customer under this Rider. Google will also give Customer other reports and access to reporting tools that Google generally makes available to other partners that are using the Google Services or distributing the Google Phone Applications covered by this Rider.
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Exhibit 2 to Rider G
Implementation Requirements
1.	Prior to any implementation, Customer shall:
a.	Deliver to Google fully active sample Phone Devices representative of Phone Devices used by Subscribers with appropriate data access plans and unlimited credit during the Term so that Google may use such Phone Devices to test the operation and presentation of relevant Google products, services and sites.

b.	Notify Google (using a web application to be provided by Google) of certain Phone Device parameters.

c.	Monitor and collect all “UserAgent” http headers from Customer’s mobile gateways and submit to Google all unique “UserAgent” http headers with their associated usage frequencies.

d.	Provide free access to all APIs and associated data in order to allow Google to optimize the Google products and services (such as Device ID, session ID, billing API, location API (when available), and any other APIs and enablers generally offered by Customer to partners).

e.	Provide any and all other information and/or reasonable assistance necessary to allow Google to deliver the Google Phone Application(s) and make the Google Phone Application(s) (including over-the-air updates thereto) available on the Customer Network and the Phone Devices.
2.	Google may from time to time provide Customer with a Google Phone Application and tests that should be run on Phone Devices (which may represent families of Phone Devices) on which such Google Phone Applications shall be loaded to assure the operation and presentation of such Google Phone Application. In such an event, Customer shall use commercially reasonable efforts (considering the demands on Customer’s personnel and facilities, among other things) to timely execute and provide to Google the test results.
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Rider H
[*****]
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Rider I
Network Provisions
1. New Definitions.
     1.1. “Cell Tower Location Fix” means, with respect to a specific Device, a location fix comprising the longitude and latitude of the cell tower with which a Device is communicating, to the extent such a fix is available based upon the specific Device and other technical limitations.
     1.2. “Cell Sector Location Fix” means, with respect to a specific Device, a location fix associated with such Device and designated by a subsection of a cell tower footprint known as the cell sector containing such Device, to the extent such a fix is available based upon the specific Device and other technical limitations.
     1.3. “Premium Location Data” means any location data collected by Customer from any given Device that is neither Cell Tower Location Fix data nor Cell Sector Location Fix data, including, without limitation, GPS fix data, AGPS (assisted GPS) fix data and AFLT (advanced forward link trilateration) data; provided, that this definition does not include Subscriber IP address data which is handled separately in this Agreement.
     1.4. “Subscriber Location Data” means non-personally identifiable location data for a Subscriber associated with a Device connected to the Customer Network, such data comprising Cell Tower Location Fixes, Cell Sector Location Fixes and Premium Location Data, each to the extent collected by Customer; provided, that this definition does not include Subscriber IP address data which is handled separately in this Agreement.
2. Subscriber Location Data. Subject to the conditions of this Agreement including Section 4 below, Customer shall provide Google with access to Subscriber Location Data for the uses permitted by Section 4 below. Notwithstanding the foregoing or anything else in this Rider or Agreement, Customer shall not be obligated to provide Subscriber Location Data beyond that permitted by applicable law. Without limiting the foregoing, Google acknowledges that Customer may provide Subscribers with notice and obtain Subscriber’s consent prior to disclosing Subscriber Location Data to Google and that such notice and consent will be developed and approved solely by Customer. In the event Customer determines that a Customer controlled notice and consent regime is not practicable, Customer and Google will cooperate in good faith to provide prior notice and to obtain affirmative consent from Subscribers.
3. Tower Location Data. Customer shall provide Google with tower location data consisting of location data associated with Customer Network towers (“Tower Location Data”) for the entire Customer Network, to be updated on a quarterly basis for use in connection with (a) Google middleware on devices, (b) Google products and services, and (c) improving the Google location platform; provided, that the amount of information available in the initial release and any subsequent quarterly release may be subject to the availability of this information from Customer’s technology suppliers.
4. Location Data and Fees.
     4.1. Non-Premium Location Data. Customer shall provide Google with all Tower Location Data, Cell Tower Location Fix data and Cell Sector Location Fix data free of charge. Google may use this Tower Location Data, Cell Tower Location Fix data and Cell Sector Location Fix data in connection with (a) Google middleware on devices, (b) Google products and services, and (c) improving the Google location platform.
     4.2. Premium Location Data for Free. If at any time during the Term any Google Application or Google Service (but excluding the Google Desktop Applications in Rider B) as defined in this Agreement and as provided to Customer can utilize a certain type of Premium Location Data and to the extent that Customer is collecting data of such type, then Customer shall provide Google with all Premium Location Data of that type free of charge. Google may use this free Premium Location Data only in connection with any Google Application or Google Service (but excluding the Google Desktop Applications in Rider B) provided that such Google Application or Google Service is provided to Customer hereunder and provided that such Premium Location Data is used with such Google Application or Google Service in a way that Customer’s Subscribers can benefit from the Premium Location Data in the same way (or greater way) than other users of the applicable Google Application or Google Service and provided further that Google’s use shall be expressly subject to Section 2.3 of Rider K.
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     4.3. Premium Location Data for Price. If at any time during the Term, if Google otherwise desires access to a type of Premium Location Data for purposes broader than those stated in Section 4.2, then to the extent that Customer is collecting data of such type and makes such type of Premium Location Data available to one or more third parties, then Customer will offer such type of Premium Location Data to Google at a price no higher than the lowest price charged by Customer to any third party for such type of Premium Location Data. If Google obtains Premium Location Data from Customer under this Section 4.3, Google may use this Premium Location Data in connection with (a) Google middleware on devices, (b) Google products and services, and (c) improving the Google location platform, but in each case subject only to the restrictions contained in Section 2.3 of Rider K.
5. Customer Location Platform. To the extent Technically Feasible, Customer shall evaluate Google’s location-based service APIs. If these Google APIs meet the technical functionality reasonably required by Customer, then Customer and Google shall strongly promote these Google APIs for use by the industry organization known as the WiMAX Forum. Regardless of whether or not the WiMAX Forum uses these Google APIs, Customer shall ensure interoperability of Customer’s products and services with these Google APIs to the extent commercially and technically reasonable. Google understands that Customer shall create standard service offerings for location information as a network enabler, and that Customer shall offer these service offerings for location based services data that is not provided for Google applications, services or middleware as described above.
6. Customer Location and GPS APIs. Customer shall provide Google with free access to all necessary Customer location and GPS APIs (subject to generally applicable licensing terms, provided that in the event of a conflict between this Agreement and the applicable licensing terms, this Agreement shall control).
7. Quality of Network. Customer shall provide reports to Google on a regular basis (the time of which will be mutually agreed to by the parties, but no less frequently than every six months) with broadband deployment data and other technical details about the Customer Network to the extent such data and details are available to Customer, including:
       (a) Network report: (i) sector level performance reports (monthly) which shall include, at a minimum, network availability, service down-time and (ii) sector Subscriber capacity reports;
       (b) Tower locations;
       (c) Average GBytes per user per month;
       (d) Peak traffic by market in Mpbs per shown over time of day;
       (e) Frequency channels available for use in each market;
       (f) Frequency actually deployed in each area; and
       (g) Any other information mutually agreed by the parties from time to time.
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Rider J
Development and Cooperation
1. [*****].
2. [*****].
3. Android Support. Customer shall support the Android platform as distributed by Google under the Apache 2.0 (or similar) royalty-free open source license (“Android”) and shall advocate use of Android to all applicable device makers. When Customer releases any Customer client applications or services, Customer shall release Android compatibility for these client applications or services either before or at the same time that these client applications or services are released for use on other non-Android platforms. The requirement in the previous sentence shall not apply to client applications or services that are specifically designed for specialized use on a particular non-Android platform. For avoidance of doubt, this paragraph does not preclude Customer from offering non-Android platforms to mobile device makers and Customer Subscribers.
4. Dual-Mode Qualification. Customer shall invite Google to participate as a member of the Customer technical team working on dual-mode qualification.
5. Video on Customer Network. Google and Customer shall collaborate to enable high quality mobile video on the Customer Network.
6. Widgets. Google and Customer shall collaborate on a variety of widgets that shall take advantage of the Customer Network. If technically feasible and commercially reasonable, the focus of this collaboration may include enhancements to the Google applications and services described in this Agreement as well as new widgets that uniquely take advantage of aspects of the Customer Network, such as location data and quality of service.
7. Maps and Location Data Collaboration. Google and Customer shall collaborate on a variety of applications and services that shall take advantage of the location data collected by Customer.
8. Other Collaborations. Google and Customer reasonably shall engage in experimental collaborations for new applications and services.
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Rider K
Privacy and Data Protection
1. Additional Definitions
1.1. “Subscriber Registration Information” means that portion of Subscriber registration information provided by Subscribers to Customer and Google through the registration process that is required by Google to enable the “single sign on” functionality for the Hosted Communication Services.
1.2. “Other Subscriber Information” means all information about Subscribers that either Customer collects in association with its provision of Subscriber services or that Google collects in association with its provision of the Google products and services, but excluding Search Query Data, Search IP Address Data, Search User Agent Data, and Subscriber Registration Information.
1.3. “Search IP Address Data” means the IP addresses of Subscribers that submit a search query into a Local Search Box, a WebSearch Box, or GMSS Box as collected from Subscribers through the Sites, Customer Desktop Applications, GMSS Sites, or Customer Phone Applications for the purpose of being made separately available to Customer and Google.
1.4. “Search Query Data” means the search keywords entered by Subscribers into a Local Search Box, a WebSearch Box, or GMSS Box as collected from Subscribers through the Sites, Customer Desktop Applications, GMSS Sites, or Customer Phone Applications for the purpose of being made separately available to Customer and Google.
1.5. “Search User Agent Data” means the browser version, language, and host operating system of Subscribers’ systems used to enter search queries.
2. Ownership and Use of Information and Data
2.1. [*****].
2.2. [*****].
2.3. [*****].
2.4. [*****].
3. Privacy Laws. Each party will comply with all privacy, data and information security, and other laws, regulations and governmental and industry standards and requirements that apply to it and its performance under this Agreement. During the Term, neither party will knowingly take any action that could contribute to or cause the other party to be in violation of any laws.
4. Customer Portal Control; Presentation of Privacy Policies; Safeguards.
4.1. Customer Portal Control. Customer shall have sole and exclusive control over the Customer Portal, including without limitation, control over any web pages or other mechanisms used by Customer to provide terms, disclosures or notifications to Subscribers, provided that (1) Google maintains its approval rights over the way Customer deploys the Google products and services as otherwise described in this Agreement, (2) Google maintains the right to approve the appearance of its Brand Features on the Sites as described in the Agreement, and (3) the other requirements described in this Section 4 shall apply. Google acknowledges that Customer may require that Subscribers be bound by certain Customer terms and conditions and policies governing use of various services (other than the Google products and services made available by Google) within the Customer Portal as well as the use of the Customer Portal (“Customer Subscriber Terms”). Notwithstanding the above or anything else to the contrary, Google shall have no responsibility for enforcing any of the foregoing Customer Subscriber Terms entered into between Customer and any Subscriber.
4.2. Presentation of Privacy Policies. The parties agree that they will independently prepare their respective privacy policies in a manner that is clear, accurate, current and conspicuous. Each of the parties also agree that its own privacy policy will, at a minimum, provide adequate and appropriate notice and disclosure to Subscribers with respect to its
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collection, use, transfer, storage and other aspects of its handling of data. For purposes of clarification, Google and Customer each will control its own privacy policy.
4.3. Safeguards. The parties acknowledge that they are each responsible for protecting against any unauthorized collection, disclosure and use of, and access to, any and all Search Query Data, Search IP Address Data, Search User Agent Data, Subscriber Registration Information, and Other Subscriber Information in its possession or over which it has temporary or permanent control. Accordingly, each party agrees to employ appropriate administrative, physical, and technical safeguards that are designed to prevent the unauthorized collection, access, disclosure, and use of such Subscriber information.
5. Location of Information. To the extent consistent with applicable law and the Google Privacy Policy, Google may store and process the Search Query Data, Search IP Address Data, Search User Agent Data, Subscriber Registration Data, and Other Subscriber Information (that it collects pursuant to section 2.4(b) above), in the United States or any other country in which Google or its agents maintain facilities; provided that Google privacy and security standards applicable to the United States shall be maintained in such other countries with respect to such data (except where higher security standards with respect to such foreign storage and processing are required by applicable law or regulation). To the extent consistent with applicable law and the applicable Customer privacy policy, Customer may store and process the Search Query Data, Search IP Address Data, Search User Agent Data, Subscriber Registration Data, and Other Subscriber Information (that it collects pursuant to section 2.4(a) above), in the United States or any other country in which Customer or its agents maintain facilities; provided that Customer privacy and security standards applicable to the United States shall be maintained in such other countries with respect to such data (except where higher security standards with respect to such foreign storage and processing are required by applicable law or regulation).
6. Miscellaneous. The rights and obligations in Sections 2, 3, and 5 of this Rider will survive the termination or expiration of this Agreement for any reason. The parties agree that this Rider is intended to address the collection, holding, use and disclosure of data under the Agreement, and will interpret the provisions of the Agreement consistent with that understanding. Because a breach of any Google’s obligations in Section 2 of this Rider may result in irreparable harm to Customer, for which monetary damages may not provide a sufficient remedy, Customer may seek both monetary damages and equitable relief for such a breach. Because a breach of any Customer’s obligations in Section 2 of this Rider may result in irreparable harm to Google, for which monetary damages may not provide a sufficient remedy, Google may seek both monetary damages and equitable relief for such a breach.
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